Exhibit 10.18

FIRST AMENDMENT TO GROUND LEASE

This FIRST AMENDMENT TO GROUND LEASE (this “Amendment”) is entered into as of September 11, 2024, by and between GLP CAPITAL, L.P., a Pennsylvania limited partnership (together with its permitted successors and assigns, “Landlord”), and BALLY’S CHICAGO OPERATING COMPANY, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A.            Tenant, as tenant, and BACHIL001 LLC, a Delaware limited liability company (“Initial Landlord”), as landlord, entered into that certain Ground Lease, dated as of November 18, 2022 (the “Lease”);

B.             Initial Landlord and Landlord entered into that certain Agreement for Purchase and Sale of Real Property, dated as of July 11, 2024 (the “Purchase Agreement”), by and between Landlord, as buyer, and BACHIL, as seller, pursuant to which Landlord purchased from Initial Landlord the Leased Property;

C.              In accordance with the Purchase Agreement, Initial Landlord assigned its interest in the Lease and the Put Guaranty (as defined in the Lease prior to giving effect to this Amendment) to Landlord and Landlord succeeded to Initial Landlord’s interest as landlord under the Lease and the Put Guaranty;

D.             As more particularly set forth in this Amendment, Landlord and Tenant desire to amend certain provisions of the Lease effective as of the date of this Amendment immediately after giving effect to the closing under the Purchase Agreement (the “Effective Date”); and

E.              Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto do hereby stipulate, covenant and agree as follows:

AGREEMENT

1.              Amendments to the Lease. Effective as of the Effective Date, the Lease is hereby amended in its entirety to read as set forth in Exhibit A hereto.

2.              Other Documents. Any and all agreements entered into in connection with the Lease which make reference therein to “the Lease” shall be intended to, and are deemed hereby, to refer to the Lease as amended by this Amendment.

3.              Put Guaranty. Effective as of the Effective Date, the Put Guaranty is hereby terminated immediately and without any further action by any party thereto.

4.              Letter of Credit. Upon Tenant’s reasonable request, and at no cost or expense to Landlord, Landlord shall use commercially reasonable efforts to assist Tenant with pursuing the return, release and cancellation of the Letter of Credit that was held by Initial Landlord as security pursuant to Sections 3.5 and 22.7 of the Lease prior to giving effect to this Amendment.

5.             Base Rent. Landlord acknowledges that, pursuant to Section 4(b) of the Purchase Agreement, Landlord was credited an amount equal to Seven Hundred Seventy Seven Thousand Seven Hundred Seventy Seven and 78/100 Dollars ($777,777.78) which accounts for a prorated amount of Base Rent (as defined before giving effect to this Amendment) that Tenant paid to Initial Landlord with respect to the calendar month ending September 30, 2024 (such amount, the “Prepaid Base Rent Amount”). Commencing on the Effective Date, the Base Rent (as defined after giving effect to this Amendment) has been increased as set forth in Section 1 hereto. Accordingly, for the period commencing on the Effective Date through September 30, 2024, the monthly installment of Base Rent due and owing to Landlord is an amount equal to One Million One Hundred Eleven Thousand One Hundred Eleven and 11/100 Dollars ($1,111,111.11) (the “Prorated Base Rent Amount”), a portion of which Prorated Base Rent Amount shall be due and payable as set forth in the following sentence. By no later than the fifth (5th) Business Day of October 2024, Tenant shall pay to Landlord (a) an amount equal to Three Hundred Thirty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($333,333.33) (such amount being the difference between the Prorated Base Rent Amount and the Prepaid Base Rent Amount), plus (b) the monthly installment of Base Rent (as defined after giving effect to this Amendment) with respect to October 2024 then due and payable.

6.              Miscellaneous.

 a.              This Amendment shall be construed according to and governed by the laws of the jurisdiction(s) which are specified by the Lease without regard to its conflicts of law principles. The parties hereto hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in such applicable jurisdiction in connection with any proceeding arising out of or relating to this Amendment.

 b.              If any term or provision of this Amendment or any application thereof shall be held invalid or unenforceable, the remainder of this Amendment and any other application of such term or provision shall not be affected thereby.

 c.              Neither this Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of such change, modification, waiver, discharge or termination is sought.

 d.              The paragraph headings and captions contained in this Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this Amendment or any of the provisions or terms hereof.

 e.              This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

 f.               This Amendment may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed original. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

 g.              Except as specifically modified by Section 1 of this Amendment, all of the provisions of the Lease remain unchanged and continue in full force and effect.

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the Effective Date.

[Signature Page to First Amendment to Ground Lease]

LANDLORD:

GLP CAPITAL, L.P.,
a Pennsylvania limited partnership

By:	Gaming and Leisure Properties, Inc.,
its general partner

By:	/s/ Brandon Moore
Name:	Brandon Moore
Title:	Chief Operating Officer, General Counsel and Secretary

Signature Page to Amendment to Lease

BALLY'S CHICAGO OPERATING COMPANY, LLC

By:	/s/ Ameet Patel
Name:	Ameet Patel
Title:	Senior VP and Regional General Manager, West

[Signature Page to First Amendment to Ground Lease]

Exhibit A

CONFORMED LEASE

Conformed through First Amendment

[See Attached]

GROUND LEASE

(as amended by First Amendment to Ground Lease, dated as of September 11, 2024)

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10.3	Plans and Specifications	37

ARTICLE XI		38
11.1	Liens	38

ARTICLE XII		40
12.1	Permitted Contests	40

ARTICLE XIII		41
13.1	General Insurance Requirements	41
13.2	Maximum Foreseeable Loss	42
13.3	Additional Insurance	43
13.4	Waiver of Subrogation	43
13.5	Policy Requirements	43
13.6	Increase in Limits	44
13.7	Blanket Policy	44

ARTICLE XIV		44
14.1	Property Insurance Proceeds	44
14.2	Tenant’s Obligations Following Casualty	45
14.3	No Abatement of Rent	45
14.4	Waiver	45
14.5	Insurance Proceeds Paid to Facility Mortgagee	45

ARTICLE XV		45
15.1	Condemnation	45
15.2	Award Distribution	46
15.3	Temporary Taking	46

ARTICLE XVI		46
16.1	Events of Default	46
16.2	Certain Remedies	49
16.3	Mitigation; Damages	50
16.4	Receiver	51
16.5	Waiver	51
16.6	Application of Funds	51

ARTICLE XVII		52
17.1	Permitted Leasehold Mortgagees	52
17.2	Landlord’s Right to Cure Tenant’s Default	59
17.3	Landlord’s Right to Cure Debt Agreement	60

ARTICLE XVIII		60
18.1	Sale of the Leased Property	60

ARTICLE XIX		60
19.1	Holding Over	60

ARTICLE XX		61
20.1	Risk of Loss	61

ARTICLE XXI		61
21.1	General Indemnification	61

ARTICLE XXII		62
22.1	Subletting and Assignment	62
22.2	Permitted Assignments	62
22.3	Permitted Sublease Agreements	65
22.4	Required Assignment and Subletting Provisions	66
22.5	Costs	67
22.6	No Release of Tenant’s Obligations; Exception	67
22.7	Existing Lease	67

ARTICLE XXIII		68
23.1	Officer’s Certificates and Financial Statements	68
23.2	Confidentiality; Public Offering Information	70
23.3	Reserved	71
23.4	Landlord Obligations	72

ARTICLE XXIV		72
24.1	Landlord’s Right to Inspect	72

ARTICLE XXV		73
25.1	No Waiver	73

ARTICLE XXVI		73
26.1	Remedies Cumulative	73

ARTICLE XXVII		73
27.1	Acceptance of Surrender	73

ARTICLE XXVIII		73
28.1	No Merger	73

ARTICLE XXIX		73
29.1	Conveyance by Landlord	73

ARTICLE XXX		74
30.1	Quiet Enjoyments	74

ARTICLE XXXI		74
31.1	Landlord’s Financing	74
31.2	Attornment	75
31.3	Compliance with Facility Mortgage Documents	75

ARTICLE XXXII		77
32.1	Hazardous Substances	77
32.2	Notices	77
32.3	Remediation	78
32.4	Indemnity by Tenant	78
32.5	Environmental Inspections	79
32.6	Survival	80

ARTICLE XXXIII		80
33.1	Memorandum of Lease	80
33.2	Tenant Financing	80

ARTICLE XXXIV		80
34.1	Expert Valuation Process	80

ARTICLE XXXV		82
35.1	Notices	82

ARTICLE XXXVI		83
36.1	Transfer of Operating Property and Operational Control of the Leased Property	83
36.2	Determination of Successor Tenant and Gaming Assets FMV	84
36.3	Operation Transfer	85

ARTICLE XXXVII		85
37.1	Attorneys’ Fees	85

ARTICLE XXXVIII		86
38.1	Brokers	86

ARTICLE XXXIX		86
39.1	Anti-Terrorism Representations	86

ARTICLE XL		87
40.1	REIT Protection	87

ARTICLE XLI		88
41.1	Survival	88
41.2	Severability	88
41.3	Non-Recourse; Consequential Damages	88
41.4	Successors and Assigns	88
41.5	Governing Law	88
41.6	Waiver of Trial by Jury	89
41.7	Reserved	89
41.8	Headings	89
41.9	Counterparts	89
41.10	Interpretation	89

41.11	Time of Essence	90
41.12	Further Assurances	90
41.13	Gaming Regulations	90
41.14	Certain Provisions of Illinois Law	90

EXHIBITS AND SCHEDULES
EXHIBIT A-1 – INTENTIONALLY DELETED
EXHIBIT A-2 – INTENTIONALLY DELETED
EXHIBIT B-1 – LEGAL DESCRIPTION
EXHIBIT B-2 - DEVELOPMENT LAND
EXHIBIT C – INTENTIONALLY DELETED
EXHIBIT D – FORM OF GUARANTY OF LEASE
EXHIBIT E – FORM OF MEMORANDUM OF GROUND LEASE
EXHIBIT F – FORM OF RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT G - FORM OF LANDLORD OWNER’S POLICY ENDORSEMENT
SCHEDULE A – DISCLOSURE ITEMS
SCHEDULE B – PROPERTY AGREEMENTS
SCHEDULE C - PLANNED IMPROVEMENTS REQUIREMENTS
SCHEDULE 1.1 – EXCLUSIONS FROM LEASED PROPERTY
SCHEDULE 6.3 – GUARANTORS

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GROUND LEASE

This GROUND LEASE (the “Lease”) is entered into as of November 18, 2022 (the “Effective Date”), by and between GLP CAPITAL, L.P., a Pennsylvania limited partnership (as successor in interest to BACHIL001 LLC, a Delaware limited liability company) (together with its permitted successors and assigns, “Landlord”), and BALLY’S CHICAGO OPERATING COMPANY, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A.             Landlord, as the fee owner of the Land (as defined below), desires to lease to Tenant, and Tenant desires to lease from Landlord, the Leased Property (as defined below) upon and subject to the terms and conditions hereinafter set forth.

B.             Capitalized terms used in this Lease and not otherwise defined herein are defined in Article II hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1           Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the following (collectively, the “Leased Property”):

 (a)             the real property or properties described in Exhibit B-1 attached hereto (collectively, the “Land”);

 (b)            all buildings, structures, Landlord Fixtures (as hereinafter defined) and other improvements of every kind located on the Land or connected thereto as of the Effective Date, including, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same as of the Effective Date), parking areas and roadways appurtenant to such buildings and structures, in each case that exists as of the Effective Date, and excluding any Capital Improvement (collectively, the “Leased Improvements”); and

 (c)             all easements, rights and appurtenances relating to the Land and the Leased Improvements.

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property. Notwithstanding the foregoing, Leased Property shall exclude those items referenced on Schedule 1.1.

1.2           Single, Indivisible Lease. Notwithstanding anything contained herein to the contrary, this Lease constitutes one unitary, non-severable, indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property.

1.3           Term. The “Term” of this Lease is the Initial Term, to the extent exercised. The initial term of this Lease (the “Initial Term”) shall commence on the Effective Date (the “Commencement Date”) and shall end on the day immediately preceding the ninety-ninth (99th) anniversary of the Effective Date, subject to renewal as set forth in Section 1.4 below.

ARTICLE II

2.1           Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (vi) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease; (vii) the word “or” is not exclusive; (viii) for the calculation of any financial ratios or tests referenced in this Lease, this Lease and any other Gaming Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense; and (ix) in any instance where this Lease provides that Landlord is required to not unreasonably withhold approval or consent, it shall mean Landlord is required to not unreasonably withhold, condition or delay its approval or consent.

AAA: As defined in Section 34.1(b).

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Accounts: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Project and/or from goods sold or leased or services rendered from the Project (including, without limitation, from goods sold or leased or services rendered from the Project by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

Additional Charges: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease and, in the event of any failure on the part of Tenant to pay (or causing to be paid) any of those items, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items pursuant to the terms hereof, applicable law or otherwise; provided that Tenant shall not be responsible for any fine, penalty, interest or cost added for non-payment or late payment if such non-payment or late payment resulted from Landlord’s failure to timely provide the Tenant with a bill for the applicable Additional Charges (except for ad valorem real estate taxes) received solely by the Landlord and which the Tenant did not otherwise know were due.

Adjusted Revenue: For any Test Period, Net Revenue (i) minus expenses other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances of any subtenants of Tenant (unless such subtenants are Subsidiaries of Tenant) and shall include payments under subleases of this Lease, licenses or other access rights from Tenant to its subtenants (unless such subtenants are Subsidiaries of Tenant). If the Facility is closed for any period of time during the relevant Test Period due to an Unavoidable Delay, such period shall be ignored for purposes of calculating Adjusted Revenue and Adjusted Revenue for the remaining number of days in such Test Period (i.e., the days during which the Facility was open) shall be annualized.

Adjusted Revenue to Rent Ratio: As at any date of determination, the ratio for any period of Adjusted Revenue to Rent. For purposes of calculating the Adjusted Revenue to Rent Ratio, Adjusted Revenue shall be calculated on a pro forma basis (and shall be calculated to give effect to (x) pro forma adjustments reasonably contemplated by Tenant and (y) such other pro forma adjustments consistent with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by Tenant or any Guarantor during any Test Period of Tenant as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period.

Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

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Appointing Authority: As defined in Section 34.1(b).

Award: All compensation, sums or anything of value awarded, paid or received on a Total or Partial Taking.

Base Rent: Commencing on September 11, 2024, an annual amount equal to Twenty Million Dollars ($20,000,000).

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Capital Improvements: Any improvement, addition, renovation, alteration or modification of the Leased Improvements after the Effective Date, including without limitation capital improvements and structural additions, alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land, during the Term, including construction of a new wing or new story and the Planned Improvements.

Cash: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

Casino Hotel Land: The Land other than the Development Land.

Change in Control: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant’s Parent entitled to vote in an election of directors of Tenant’s Parent, or (b) shall have caused the election of a majority of the members of the board of directors or equivalent body of Tenant’s Parent, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Tenant’s Parent as such were constituted immediately prior to such election, (ii) except as permitted or required hereunder, the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Leased Property in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries), (iii) (a) Tenant ceasing to be Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Tenant or (iv) Tenant’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Tenant’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).

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Code: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

Commencement Date: As defined in Section 1.3.

Comparable Facilities: Facilities in the market in which the Facility is located that are comparable in size, design, use, age, location, class and quality to the Facility.

Competitor: Any Person who derives a majority of their consolidated gross revenues through owning, managing, and/or operating Gaming Facilities and any Subsidiary of such Person. For purposes of the foregoing, a Person shall not be deemed to own, manage, and/or operate a Gaming Facility if it owns the real estate and/or improvements underlying or constituting such Gaming Facility but does not own, manage or operate the business of such Gaming Facility.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Confidential Information: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its affiliates, divisions and subsidiaries, which such party or its Related Persons provide to the other party or its Related Persons, whether furnished before or after the Commencement Date, and regardless of the manner in which it was furnished, and any material prepared by a party or its Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Related Persons in breach of this Lease; (ii) was or becomes available to the other party or its Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its Related Persons, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.

CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States. The phrase “subject to CPI Increase” means with respect any monetary amount and any Lease Year, the product of (a) such monetary amount and (b) the CPI Increase for such Lease Year.

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CPI Increase: The quotient of (i) the CPI published for the beginning of each Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year; provided, however, if such quotient is less than one, the CPI Increase shall be equal to one.

CPR Institute: As defined in Section 34.1(b).

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Debt Agreement: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Affiliates (including Tenant’s Parent), (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which may be secured by assets of Tenant and its Subsidiaries, including, but not limited to, their Cash, Accounts, Operating Property, real property and leasehold estates in real property (including this Lease), and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder and opportunity to cure any breaches or defaults by Tenant thereunder within the cure period, if any, that exists under such Debt Agreement.

Development Land: That certain portion of the Land shown as the hash-marked area on Exhibit B-2.

Development Sublease: Any sublease, or amendment or renewal of an existing sublease, which is entered into after the Effective Date and which, (i) pertains only to any or all of the Development Land, (ii) is made between Tenant and any Person, and (iii) serves the purpose of facilitating development of the Development Land in accordance with the Primary Intended Use.

Development Subtenant: A subtenant under any Development Sublease.

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Discretionary Transferee: A transferee that meets all of the following requirements set forth in clauses (a) through (d) below: (a) such transferee (or a Person of which the transferee is a direct or indirect Subsidiary) has (1) at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing one or more casinos with revenues in the immediately preceding fiscal year of at least Six Hundred Million and 00/100 Dollars ($600,000,000) in the aggregate (or retains a manager with such qualifications, which manager shall not be replaced other than in accordance with Article XXII hereof) that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators, or (2) in the case of a Permitted Leasehold Mortgagee Foreclosing Party only, agreement(s) in place in a form reasonably satisfactory to Landlord to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least (i) eighty percent (80%) of Tenant and its Subsidiaries’ personnel employed at the Facility who have employment contracts as of the date of the relevant agreement to transfer and (ii) seventy percent (70%) of Tenant’s and Tenant’s Parent’s ten (in the aggregate between both Tenant and Tenant’s Parent) most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Securities and Exchange Act of 1934, as amended; (b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each gaming authority with jurisdiction over any portion of the Project as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of the Lease); (c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and (d)(i) other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (I) prior to the Opening Date, the IG Condition is satisfied, and (II) from and after the Opening Date, (x) such transferee or its Parent Company has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(c)), its Indebtedness to EBITDAR ratio on a consolidated basis in accordance with GAAP is less than 7:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) such transferee or its Parent Company has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt, or (ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party (and, for the avoidance of doubt, both prior to and from and after the Substantial Completion Date), (x) Tenant has an Indebtedness to EBITDAR ratio of less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty.

Dollars and $: The lawful money of the United States.

EBITDA: For any Test Period and any Person, the consolidated net income or loss of such Person on a consolidated basis for such period, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses and (9) unusual or non-recurring gains or items of income or loss. If the Facility is closed for any period of time during the relevant Test Period due to an Unavoidable Delay, such period shall be ignored for purposes of calculating EBITDA and EBITDA for the remaining number of days in such Test Period (i.e., the days during which the Facility was open) shall be annualized.

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EBITDAR: For any Test Period, with respect to any Person, EBITDA plus, without duplication, any Rent deducted as an expense in arriving at consolidated net income of such Person, in each case as determined in accordance with GAAP, consistently applied.

Effective Date: As defined in the preamble.

Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.

End of Term Gaming Asset Transfer Notice: As defined in Section 36.1.

Entitlement Condition: (i) Approval by the City Council of the City of Chicago amending Planned Development Ordinance 1426 allowing for development of the Casino Hotel Land in accordance with Schedule C, the satisfaction of such condition shall be conclusively evidenced by publication of the Planned Development Amendment and (ii) submission of the Part II Review Application for the Casino Hotel Land.

Environmental Costs: As defined in Section 32.4.

Environmental Laws: Any and all applicable federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, codes, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including, without limitation, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Equity Interests: With respect to any Person, any and all shares, interests, participations or other equivalents, including ownership or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

Equity Rights:  With respect to any Person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

Event of Default:  As defined in Section 16.1.

Expanded Use: With respect to the Development Land and any Capital Improvement located thereon only, general commercial, residential, office, retail or other uses consistent with a first class mixed-use development, together with all ancillary uses that are deemed appropriate or beneficial by Tenant in its reasonable good faith discretion; provided that in no event shall the Expanded Use include (i) adult bookstore or video shop or other adult entertainment establishment; (ii) incineration or reduction of garbage or any garbage dumps on the Premises; (iii) mortuary; (iv) fire sale, bankruptcy sale or auction house operation; (v) laundry plant or dry cleaning plant; (vi) automobile, truck, trailer or RV repairs on-site; (vii) “flea market”, secondhand, surplus or other “off-price” or deep discount store; (viii) carnival or (ix) any use that is reasonably likely to reduce the value of the Project.

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Expert: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

Facility: Means that certain casino, entertainment and hotel project, including all Capital Improvements that comprise a part thereof (including, without limitation, the Planned Improvements), commonly known as “Bally’s Chicago”, to be developed and operated at the Casino Hotel Land in accordance with the terms hereof.

Facility Mortgage: Any mortgage, deed of trust or other security agreement securing any indebtedness or any other Encumbrance placed on the fee interest in the Leased Property in accordance with the provisions of Article XXXI.

Facility Mortgage Documents: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

Facility Mortgage Reserve Account: As defined in Section 31.3.

Facility Mortgagee: The holder of any Facility Mortgage.

Final Completion: Means (a) the completion of construction of the Planned Improvements, including all “punch list” items, in accordance with the Planned Improvement Requirements, and (b) all permits and licenses required for the legal occupancy of the Planned Improvements have been obtained.

Financial Statements: (i) For a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries (as defined by GAAP) of income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a fiscal quarter, consolidated statements of Tenant’s Parent’s income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP.

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Fiscal Year: The annual period commencing January 1 and terminating December 31 of each year.

Fixtures: All equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto.

Foreclosure Assignment: As defined in Section 22.2(c)(iii).

Foreclosure COC: As defined in Section 22.2(d).

Foreclosure Purchaser: As defined in Section 31.1.

GAAP: Generally accepted accounting principles consistently applied in the preparation of financial statements, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the Commencement Date).

Gaming: Casino, racetrack racing, video lottery terminal or other gaming activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pari-mutuel wagering or other applicable types of wagering (including, but not limited to, sports wagering). For avoidance of doubt, the terms “Gaming” and “Gambling” as used in this Lease are intended to include the meanings of such terms under applicable statutes in the State of Illinois.

Gaming Assets FMV: As defined in Section 36.1.

Gaming Facility: A facility, all or any portion of which is used for operations of slot machines, table games or pari-mutuel wagering or where Gaming Revenues are otherwise generated in accordance with a required Gaming License.

Gaming Lease: Any lease entered into for the purpose of the Tenant, the Guarantor or any of their respective Subsidiaries to acquire the right to occupy and use real property, vessels or similar assets as a Gaming Facility and any other activities ancillary thereto or supportive thereof.

Gaming License: Any license, permit, approval, finding of suitability or other authorization issued by a state regulatory agency to operate, carry on or conduct any Gaming on the Facility, or required by any Gaming Regulation.

Gaming License Condition: Tenant shall receive its Owner’s License from the Illinois Gaming Board.

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Gaming Regulation(s): Any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.

Gaming Revenues: The amount received by Tenant (and its Subsidiaries and its subtenants) from patrons at the Facility for Gaming, less refunds and free promotional play provided to the customers and invitees of Tenant (and its Subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at the Facility.

GLP: Gaming and Leisure Properties, Inc.

Guarantor: Any entity that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Lease, including any replacement guarantor expressly permitted hereunder or consented to by Landlord in connection with the assignment of the Lease or a sublease of Leased Property pursuant to Article XXII.

Guaranty: Any guaranty in the form of Exhibit D attached hereto or such other form reasonably satisfactory to Landlord that may be executed in favor of Landlord from time to time in accordance with the terms hereof (as the same may be amended, supplemented or replaced from time to time) pursuant to which the applicable Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

Handling: As defined in Section 32.4.

Hazardous Substances: Collectively, any petroleum, petroleum product or by product, polychlorinated biphenyls, asbestos, lead-based paint, mold or any other contaminant, pollutant or hazardous or toxic substance, material or waste regulated or listed pursuant to or for which liability may be imposed by any Environmental Law.

Host Agreement: That certain Host Agreement by and between the City of Chicago and Bally’s Chicago Operating Company, LLC, dated June 9, 2022, as it may be amended from time to time.

IG Condition: With respect to any Person, (i) that such Person or, if it has one, its Parent Company that is a Parent Guarantor following the applicable transfer or Change of Control, has a rating established by Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Service, Inc. (Moody’s) (or only one of them, if either of the foregoing rating agencies ceases to exist) that is equal to or better than the greater of (I) B and (II) the rating category of Tenant or, if it has one, its Parent Company, as applicable, as of such transfer or Change in Control, or (ii) (x) the consolidated EBITDA of such Person or, if it has one, its Parent Company that is a Parent Guarantor following such transfer or Change of Control, and their Subsidiaries as of such date, calculated based on the trailing four (4) fiscal quarters with respect to which financial statements of Discretionary Transferee or its Parent Company that is a Parent Guarantor following such transfer or Change of Control, as applicable, are available, is no less than ($250,000,000.00), and (y) the ratio of pro forma funded net debt to EBITDA of such Person or, if it has one, its Parent Company that is a Parent Guarantor following such transfer or Change of Control, and their consolidated Subsidiaries as of such date shall be no greater than six (6) times its consolidated EBITDA calculated based on the trailing four (4) fiscal quarters with respect to which financial statements of such Person or its Parent Company that is a Parent Guarantor following such transfer or change of Control, as applicable, are available.

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Immaterial Subsidiary Guarantor: Any Subsidiary of Tenant having assets with an aggregate fair market value of less than $25,000,000.00 as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b); provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiary Guarantors exceed $50,000,000.00 as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b).

Impartial Appraiser: As defined in Section 13.2.

Impositions: Collectively, all taxes, including capital stock, franchise, margin, special, general and other state taxes of Landlord, ad valorem, sales, use, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term; all obligations of Landlord and its Affiliates under the documents listed on Schedule B hereto; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and Additional Charges and all interest, fines, costs (including reasonable attorneys’ fees and court courts) and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that Impositions shall not include and nothing contained in this Lease shall be construed to require Tenant to pay (a) any tax based on net or overall gross income (whether denominated as a franchise or capital stock or other tax) or net or gross revenue tax imposed on Landlord or any other Person (excluding, for the avoidance of doubt, any gross receipts or similar Taxes imposed solely on the Rent and not on any of Landlord’s net or overall gross income), (b) any tax imposed with respect to the sale, exchange or other disposition by Landlord of, or grant by Landlord of a security interest or lien in, any Leased Property or the proceeds thereof, or (c) any principal, interest or other amounts due on, or any mortgage recording taxes or other amounts relating to the incurrence of, any indebtedness on or secured by the Leased Property owed to a Facility Mortgagee for which Landlord or its Subsidiaries is the obligor; provided, further, Impositions shall include any tax, assessment, tax levy or charge set forth in clause (a) or (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition.

Indebtedness: Of any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) subject to Section 2.1, all obligations of such Person as lessee under capital leases (including, except when determining whether a Permitted Leasehold Mortgagee Foreclosing Party meets the criteria of a Discretionary Transferee, this Lease) which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.

Initial Term: As defined in Section 1.3.

Insurance Requirements: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Investment Fund: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

Land: As defined in Section 1.1(a).

Landlord: As defined in the preamble.

Landlord Fixtures: All Fixtures that are owned by Landlord as of the Effective Date, excluding, for the avoidance of doubt, any Fixtures that are owned by the tenant under the Existing Lease and any Tenant Fixtures.

Landlord Representatives: As defined in Section 23.4.

Landlord Tax Returns: As defined in Section 4.1(b).

Lease: As defined in the preamble.

Lease Year: The first Lease Year shall be the period commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date, and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.

Leased Improvements: As defined in Section 1.1(b).

Leased Property: As defined in Section 1.1.

Leasehold Estate: As defined in Section 17.1(a).

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting either the Project or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Leased Property and Operating Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

Liquor Authority: As defined in Section 41.13(a).

Liquor Laws: As defined in Section 41.13(a)

Long-Lived Assets: (i) With respect to property owned by Tenant’s Parent as of the Commencement Date, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Tenant’s Parent at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Tenant after the Commencement Date, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Tenant in accordance with GAAP.

Material Indebtedness: At any time, Indebtedness of any one or more of the Tenant (and its Subsidiaries) and any Guarantor in an aggregate principal amount exceeding Two Hundred and Fifty Million Dollars ($250,000,000.00) (subject to CPI Increase).

Maximum Foreseeable Loss: As defined in Section 13.2.

Net Revenue: The sum of, without duplication, (i) Gaming Revenues; plus (ii) the gross receipts of Tenant (and its Subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Tenant (and its Subsidiaries and subtenants) in, at, or from the Project for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); plus (iii) all online or internet- based revenue (including online gaming or internet-based sports related gaming) generated by Tenant (and its Subsidiaries and subtenants) in, at, or from the Project, less (iv) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Tenant (and its Subsidiaries and subtenants) at the Project (the amounts in this clause (iv), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales or Promotional Allowances of a Subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or subtenant, as applicable, pursuant to any sublease with such Subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding the foregoing, with respect to any Development Sublease or Permitted Facility Sublease, Net Revenue shall not include Gaming Revenues or Retail Sales from the subtenants under such Development Sublease or Permitted Facility Sublease and shall include the rent received by Tenant or its Subsidiaries thereunder (unless the subtenant is a Subsidiary of the Tenant in which case the Gaming Revenues and Retail Sales shall be included in Net Revenue but the rent payable by such subtenant shall not be included in Net Revenue).

Notice: A notice given in accordance with Article XXXV.

Notice of Termination. As defined in Section 17.1(f).

OFAC: As defined in Section 38.1.

Officer’s Certificate: A certificate of Tenant or Landlord, as the case may be, signed by an officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.

Opening Date: The opening for business to the general public of, and receipt of permanent or temporary certificate of occupancy for, the portion of the Facility that is intended to be used for Gaming.

Operating Property: All assets owned by Tenant (excluding, for the avoidance of doubt, the Leased Property and property owned by a third party) and primarily related to or used in connection with the operation of the business conducted on or about the Facility, together with all replacements, modifications, additions, alterations and substitutes therefor.

Overdue Rate: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under Legal Requirements.

Parent Company: With respect to Tenant or any Discretionary Transferee, any Person (other than an Investment Fund) (x) as to which Tenant or such Discretionary Transferee is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

Parent Guarantor: Following a transaction that is permitted pursuant to Section 22.2(c), the respective Discretionary Transferee’s Parent Company providing the Guaranty, if any.

Partial Taking: As defined in Section 15.1(b).

Payment Date: Any due date for the payment of the installments of Rent or any other sums payable under this Lease.

Permitted Facility Sublease: Any sublease or amendment or renewal of an existing sublease which is entered into after the Effective Date and which (i) is for a bona fide purpose consistent with the operation of the Project for the Primary Intended Use, (ii) in the event of any new sublease or an amendment or renewal which could extend the term of an existing sublease (including any grants of additional renewal or extension options), is expressly subject and subordinate to this Lease (with Landlord having no obligations or liabilities with respect thereto and such subtenant having no rights after expiration or termination of this Lease, except to the extent provided by any recognition, non-disturbance and attornment agreement delivered by Landlord in accordance with this Lease), (iii) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration of this Lease, (iv) does not grant any right to purchase, right of first offer or right of first refusal with respect to the purchase of any portion of the fee interest in the Land or Leased Improvements, and (v) does not result in a violation of any Legal Requirements.

Permitted Leasehold Mortgage: A document creating or evidencing an encumbrance on, among other things, Tenant’s leasehold or other interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement or Subtenant Debt Agreement, as applicable.

Permitted Leasehold Mortgagee: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement or Subtenant Debt Agreement, as applicable, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement or Subtenant Debt Agreement, as applicable, pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking or other financial institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement or the Subtenant Debt Agreement, as applicable.

Permitted Leasehold Mortgagee Designee: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

Permitted Leasehold Mortgagee Foreclosing Party: A Permitted Leasehold Mortgagee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Permitted Leasehold Mortgagee that assumes this Lease in connection with a foreclosure on this Lease by a Permitted Leasehold Mortgagee.

Person or person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Planned Development Amendment: As defined in Section 8.3(a).

Planned Improvements: Means improvements that are consistent with the Planned Improvements Requirements and which are to be constructed by Tenant in accordance with the terms herein.

Planned Improvements Requirements: The description of the Planned Improvements on Schedule C attached hereto, as may be amended from time to time.

Primary Intended Use: (a) Gaming and/or pari-mutuel use consistent with prevailing gaming industry use at any time, together with all ancillary uses that are (i) deemed appropriate or beneficial by Tenant and (ii) consistent with gaming use and operations, including restaurants, hotels, retail, bars, etc., (b) the Expanded Use, or (c) the use permitted under the Existing Lease on the portion of the Leased Premises demised thereunder.

Prime Rate: The interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

Proceeding: As defined in Section 23.1(b)(v).

Prohibited Persons: As defined in Section 38.1.

Project: The Leased Property, Capital Improvements (including, for the avoidance of doubt, the Planned Improvements and the Facility), Operating Property and Tenant’s Fixtures.

Qualified Successor Tenant: As defined in Section 36.2.

Related Persons: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, partners, managers, members, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

Remedial Action Plans: the Comprehensive Site Investigation Report/Remediation Objectives Report/Remedial Action Plan, LPC# 0316085205 for the portion of the Property at 700 West Erie Street, Chicago IL, dated July 13, 2018, and the Remediation Objectives Report/Remedial Action Plan, LPC# 0316320001 for the portion of the Property at 777 West Chicago Avenue, Chicago IL, dated July 25, 2019, and all requirements included in the Illinois Environmental Protection Agency (“IEPA”) conditional approval letters for the Property, dated September 18, 2018 and October 23, 2019, respectively, and any amendments or modifications that may be made thereto.

Renewal Notice: As defined in Section 1.4.

Renewal Term: A period for which the Term is renewed in accordance with Section 1.4.

Rent: The sum of (a) the Base Rent, (b) Additional Charges to be paid to Landlord and (c) any other sums payable by Tenant to Landlord hereunder; and, in the event of any failure on the part of Tenant to pay any portion of the Rent (other than failures arising from the gross negligence or intentional misconduct of Landlord), every fine, penalty, interest and cost which may be added for nonpayment or late payment of such items, including, without limitation, all amounts for which Tenant is or may become liable to indemnify Landlord under this Lease (including reasonable attorneys’ fees and court costs) shall be deemed to be Rent. All Rent is payable by wire, ACH or such other mechanism as may be reasonably approved by Landlord in lawful money of the United States of America and legal tender for the payment of public and private debts without notice, demand, abatement, deduction, or setoff under any circumstances, in accordance with the wire or ACH information as Landlord designates to Tenant in writing from time to time.

Repossessed Premises: As defined in Section 16.3.

Representative: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

Restricted Information: As defined in Section 23.1(c).

SEC: The United States Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Solvent: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

Specified Debt Agreement Default: Any event or occurrence under a Debt Agreement or Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement or Material Indebtedness.

Specified Expenses: For any Test Period, (i) Rent incurred for the same Test Period, and (ii) the (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any nonrecurring, unusual, or extraordinary items of income, cost or expense, including but not limited to, (a) any gains or losses attributable to the early extinguishment or conversion of indebtedness, (b) gains or losses on discontinued operations and asset sales, disposals or abandonments, and (c) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (5) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of the Tenant, be added to net income and deducted when and to the extent actually paid in cash)), (6) intentionally omitted, (7) transaction costs for the entry into this Lease, the negotiation and consummation of the financing transactions in connection therewith and the other transactions contemplated in connection with the foregoing consummated on or before the Commencement Date, (8) non-cash valuation adjustments, (9) any expenses related to the repurchase of stock options, and (10) expenses related to the grant of stock options, restricted stock, or other equivalent or similar instruments; in the case of each of (1) through (10), of Tenant and the Subsidiaries of Tenant on a consolidated basis for such period.

Specified Proceeds: For any Test Period, to the extent not otherwise included in Net Revenue, the amount of insurance proceeds (calculated net of any applicable deductible and the reasonable out-of-pocket costs and expenses actually incurred by Tenant, if any, to collect such proceeds) received during such period by Tenant or any Guarantor in respect of any casualty relating to the Project; provided, however, that for purposes of this definition, (i) provided the Project had been in operation for at least one complete fiscal quarter the amount of insurance proceeds plus the Net Revenue (excluding such insurance proceeds), if any, attributable to the Project for such period shall not exceed an amount equal to the Net Revenue attributable to the Project for the Test Period ended immediately prior to the date of such casualty (calculated on a pro forma annualized basis to the extent the Project was not operational for the full previous Test Period) and (ii) if the Project had not been in operation for at least one complete fiscal quarter, the amount of insurance proceeds plus the Net Revenue attributable to the Project for such period shall not exceed the Net Revenue reasonably projected by Tenant to be derived from the Project for such period.

State: The State of Illinois.

Subsidiary: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

Substantial Completion: The substantial completion of the Planned Improvements, except for punchlist items, as evidenced by a certificate of occupancy or temporary certificate of occupancy.

Substitute Tenant: As defined in Section 16.3.

Subtenant Debt Agreement: If designated by Tenant to Landlord in writing to be included in the definition of “Subtenant Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by any subtenant and/or its Affiliates, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time and (iii) which may be secured by assets of such subtenant and its Subsidiaries, including, but not limited to, their Cash, Accounts, Operating Property, real property and leasehold estates in real property (including the applicable sublease).

Successor Tenant: As defined in Section 36.1.

Successor Tenant Rent: As defined in Section 36.2.

Taking: Either a Total Taking or a Partial Taking.

Tenant: As defined in the preamble.

Tenant Fixtures: All Fixtures that constitute part of the Facility or any other Capital Improvement, excluding, for the avoidance of doubt, any Fixtures that are owned by the tenant under the Existing Lease and any Landlord Fixtures.

Tenant COC: As defined in Section 22.2.

Tenant Parent COC: As defined in Section 22.2.

Tenant Representatives: As defined in Section 23.4.

Tenant’s Parent: Subject to the last sentence of Section 22.2, Bally’s Corporation, a Delaware corporation, and any permitted successor thereto.

Term: As defined in Section 1.3

Termination Notice: As defined in Section 17.1(d).

Test Period: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person for which Financial Statements have been delivered to the Landlord pursuant to Section 23.1(b)(i) or Section 23.1(b)(ii), as applicable.

Total Taking: As defined in Section 15.1(a).

Transferred Items: As defined in Section 36.1.

Unavoidable Delay: Any of the following events: (I) epidemics, pandemics (excluding delays that are reasonably foreseeable from COVID-19, but including any delays resulting from new Legal Requirements, or other adverse effects, that are a result of COVID-19 and do not exist as of the Effective Date), strikes, lock-outs, inability to procure materials, power failure, acts of God (including, without limitation, earthquakes, floods, storms and wind), radiation, unanticipated and/or unavoidable governmental restrictions affecting the Leased Property that are not the result of any act or inaction on the part of the party responsible for performing an obligation hereunder, enemy action, civil commotion, fire, unavoidable casualty or condemnation; or (II) other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that in no event shall an Unavoidable Delay excuse performance of any obligation of Tenant that can be satisfied by the payment of a liquidated sum; provided further, that lack of funds shall not be deemed a cause beyond the reasonable control of a party. In any event, if the party claiming an Unavoidable Delay does not give notice to the other party with forty-five (45) days of the date the claiming party knew or should have known of the facts or circumstances causing such Unavoidable Delay, then the time period for such Unavoidable Delay shall not be deemed to have commenced until forty-five (45) days prior to the delivery of such notice.

Unsuitable for Its Primary Intended Use: A state or condition of the Leased Property such that by reason of damage or destruction, or a partial taking by Condemnation, the Leased Property cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

ARTICLE III

3.1            Rent. During the Term, Tenant will pay to Landlord the Rent in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Base Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. The parties will agree on an allocation of the Rent on a declining basis for federal income tax purposes within the 115/85 safe harbor of Section 467 of the Code, assuming a projected schedule of Rent for this purpose.

3.2            Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid when due (or, if such late payment was the first or second late payment in a calendar year, within five (5) days after its due date), Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law; provided, however, that in no event shall any late charge be assessed on the full amount of Rent due pursuant to Section 16.3(a)(ii). The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within five (5) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3            Method of Payment of Rent. Rent shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4            Net Lease.

 (a)             Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term, all as more fully set forth in Article IV and subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except as provided in Section 3.1.

 (b)            Except to the extent Landlord’s willful misconduct or gross negligence results in a prohibition of Tenant’s use of the Leased Property for the Primary Intended Use, all of the costs, expenses, responsibilities and obligations of every kind and nature whatsoever foreseen and unforeseen relating to the condition, use, operation, management, maintenance, repair, restoration and replacement of the Leased Property and all improvements and appurtenances related thereto or any part thereof shall be performed and paid by Tenant, and Landlord shall have no responsibility or liability therefor. Tenant’s covenants to pay Rent and all other monetary charges hereunder are independent covenants, and Tenant shall have no right to hold back, offset, deduct, credit against or fail to pay in full any such amounts for claimed or actual default or breach by Landlord of whatsoever nature, for force majeure, or for Unavoidable Delays, or for any other reason whatsoever. For the avoidance of doubt, Tenant shall not have, and hereby expressly and absolutely waives, relinquishes, and covenants not to assert, accept or take advantage of, any right to deposit or pay with or into any court or other third-party escrow, depository account or tenant account with respect to any disputed Rent, or any Rent pending resolution of any other dispute or controversy with Landlord. Tenant hereby expressly waives any and all defenses it may have at law or in equity to payment of Rent, including, without limitation, based on any theories of frustration of purpose, impossibility, or otherwise.

ARTICLE IV

4.1            Impositions. Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions prior to becoming delinquent and in any event before any fine, penalty, interest or cost may be added for non-payments. Tenant shall make such payments directly to the taxing authorities (or such other party imposing the same) where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. If Tenant is not permitted to, or it is otherwise not feasible for Tenant to, make such payments directly to the taxing authorities or other applicable party, then Tenant shall make such payments to Landlord at least five (5) Business Days prior to the due date, and Landlord shall make such payments to the taxing authorities or other applicable party prior to the due date. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. For the avoidance of doubt, Tenant shall be responsible for the payment of all Impositions that are due and payable as of the Commencement Date (regardless as to whether such Impositions are attributable to a period preceding the Commencement Date).

 (a)            Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements) and Operating Property.

 (b)           Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant or Tenant’s Affiliates, including for periods before the execution of this Lease, shall be paid over to or retained by Tenant if no Event of Default has occurred and is continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord.

 (c)            Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Project as is reasonably necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

 (d)            Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

 (e)            Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Except to the extent required by law, Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Impositions imposed or assessed in respect of any tax fiscal period occurring (in whole or in part) prior to the Effective Date shall be Tenant’s obligation to pay or cause to be paid.

4.2            Utilities. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Project. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to the Project may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Project or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Project or any portion thereof, including any and all costs and expenses associated with any utility, drainage and parking easements. Except to the extent required by law, Landlord will not enter into agreements that will encumber any portion of the Project without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the use or future development of the Project for the Primary Intended Use or increase Additional Charges payable under this Lease), provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Tenant will not enter into agreements that will encumber the Leased Property after the expiration of the Term or earlier termination of this Lease without Landlord’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the value of the Leased Property and do not impose additional liabilities or obligations on the owner of the Leased Property); provided Landlord is given reasonable opportunity to participate in the process leading to such agreement.

4.3            Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ prior written notice to Tenant), and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 31.3 below, Tenant shall be required to deposit, at the time of any payment of Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. Such amount shall be deposited in an interest-bearing segregated account with a banking institution and the reasonable cost of such bank for administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

5.1            No Termination, Abatement, etc. Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in Article XIV or Article XV, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Project or any portion thereof from whatever cause or any Condemnation of the Project or any portion thereof; (ii) except to the extent Landlord’s willful misconduct or gross negligence results in a prohibition of Tenant’s use of the Project or any portion thereof for the Primary Intended Use, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Project, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (b) except to the extent Landlord’s willful misconduct or gross negligence results in a prohibition of Tenant’s use of any portion of the Project for the Primary Intended Use, which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set off against the Rent or other sums payable by Tenant hereunder. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action for damages against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided that such assignment does not adversely affect Landlord’s rights under any such policy and provided further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.

ARTICLE VI

6.1            Ownership of the Leased Property.

 (a)            Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease, (iii) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease, (iv) the business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

 (b)            Each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property, including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property, (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law).

 (c)            If Tenant should reasonably conclude that GAAP or the SEC require treatment different from that set forth in Section 6.1(b) for applicable non-tax purposes, then (x) Tenant shall promptly give prior Notice to Landlord, accompanied by a written statement that references the applicable pronouncement that controls such treatment and contains a brief description and/or analysis that sets forth in reasonable detail the basis upon which Tenant reached such conclusion, and (y) notwithstanding Section 6.1(b), Tenant may comply with such requirements.

 (d)            The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Leased Property.

 (e)            Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law).

Reserved.

6.3            Operating Property. Tenant shall, during the entire Term, own (or lease) and maintain (or cause its Subsidiaries and/or subtenants to own (or lease) and maintain) on the Leased Property adequate and sufficient Operating Property, and shall maintain (or cause its Subsidiaries and/or subtenants to maintain) all of such Operating Property in good order, condition and repair, in all cases as shall be necessary and appropriate in order to operate the Leased Property for the Primary Intended Use in compliance with all applicable licensure and certification requirements and in compliance with all applicable Legal Requirements, Insurance Requirements and Gaming Regulations. If any Operating Property requires replacement in order to comply with the foregoing, Tenant shall replace (or cause a Subsidiary and/or subtenant to replace) it with similar property of the same or better quality at Tenant’s (or such Subsidiary’s or subtenant’s) sole cost and expense. Subject to the foregoing, Tenant and its Subsidiaries and subtenants may sell, transfer, convey or otherwise dispose of Operating Property (other than Gaming Licenses and subject to Section 6.4) in their discretion in the ordinary course of their respective business and Landlord shall have no rights to such Operating Property. Tenant shall, upon Landlord’s request, from time to time but not more frequently than one time per Lease Year, provide Landlord with a list of the material Operating Property located at the Leased Property. In the case of any such Operating Property that is leased (rather than owned) by Tenant, Tenant shall use commercially reasonable efforts to ensure (or cause its Subsidiaries to ensure) that the lease agreements pursuant to which Tenant (or its Subsidiaries) leases such Operating Property are assignable to third parties in connection with any transfer by Tenant (or its Subsidiaries) to a replacement lessee or operator at the end of the Term. Tenant shall, at its sole cost and expense, remove all Operating Property from the Leased Property at the end of the Term, except to the extent Tenant (or its Subsidiaries) has transferred ownership of such Operating Property to a Successor Tenant or Landlord. Any Operating Property left on the Leased Property at the end of the Term whose ownership was not transferred to a Successor Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord, and Landlord shall have the right to remove and/or dispose of same at Tenant’s sole cost and expense.

6.4            Guarantors; Operating Property. Each of the entities set forth on Schedule 6.4 hereto shall be a Guarantor under this Lease and shall execute and deliver to the Landlord the Guaranty attached hereto as Exhibit D. In addition, if any material Gaming License or other license or other material asset necessary to operate any portion of the Leased Property (including the Facility) is owned by a Subsidiary, Tenant shall within two (2) Business Days after the date such Subsidiary acquires such Gaming License, other license or other material asset, (a) notify the Landlord thereof and (b) cause such Subsidiary (if it is not already a Guarantor) to become a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord.

6.5            Tenant Covenants. Tenant covenants and agrees, at its sole cost and expense, to use diligent efforts to pursue and satisfy: (i) the Entitlement Condition; and (ii) the Gaming License Condition. Notwithstanding the foregoing, Tenant represents and warrants that, as of September 11, 2024, it has satisfied the Entitlement Condition and the Gaming License Condition.

6.6            Planned Improvements. To the extent that Tenant elects to construct the Planned Improvements during the Term of this Lease, Tenant shall cause the Planned Improvements to be constructed in accordance with the terms and conditions set forth herein, subject to (a) Unavoidable Delay and (b) Landlord’s consent given in accordance with the terms set forth herein. The Planned Improvements shall constitute Capital Improvements for all purposes under this Lease. Tenant shall cause the Planned Improvements to be constructed in a good and workmanlike manner and materially in accordance with the Planned Improvements Requirements and the Host Agreement, and to pay any and all costs necessary to complete the Planned Improvements. Notwithstanding the foregoing to the contrary, in no event shall Tenant commence construction (for the avoidance of doubt, excluding demolition, grading and other site preparation in connection with the Planned Improvements) of the Planned Improvements without Landlord’s prior written approval. It shall be a condition to Landlord’s approval that Landlord and Tenant shall have negotiated and executed an amendment to this Lease and/or have amended and restated this Lease on terms consistent with that certain Binding Term Sheet dated as of July 11, 2024 by and between Landlord and Bally’s Corporation.

ARTICLE VII

7.1            Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not disclosed in the reports listed on Schedule A attached hereto and not in compliance with Legal Requirements and satisfactory for its purposes hereunder, and, accordingly, Tenant is charged with, and deemed to have, full and complete knowledge of all aspects of the condition and state of the Leased Property as of the Effective Date. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Subject to Section 32.6, Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR STATUS OF TITLE TO THE LEASED PROPERTY OR THE PHYSICAL CONDITION OR STATE OF REPAIR THEREOF, OR THE ZONING OR OTHER LAWS, ORDINANCES, BUILDING CODES, REGULATIONS, RULES AND ORDERS APPLICABLE THERETO OR TO ANY CAPITAL IMPROVEMENTS WHICH MAY BE NOW OR HEREAFTER CONTEMPLATED, THE IMPOSITIONS LEVIED IN RESPECT OF EXISTENCE OF ANY HAZARDOUS SUBSTANCE ON THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE ON THE LEASED PROPERTY OR ANY PART THEREOF, OR THE USE THAT MAY BE MADE OF THE LEASED PROPERTY OR ANY PART THEREOF, THE INCOME TO BE DERIVED FROM THE LEASED PROPERTY OR THE EXPENSE OF OPERATING THE SAME, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2            Use of the Leased Property.

 (a)            Tenant shall use or cause to be used the Leased Property and the improvements thereon (including, without limitation, the Facility) solely for its Primary Intended Use. Tenant shall not use or permit the use of the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of the Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor any Affiliate of Landlord may operate, control or participate in the conduct of the Facility. Tenant acknowledges that operation of the Facility for its Primary Intended Use generally may require a Gaming License under applicable Gaming Regulations and that without such a license, if applicable, Tenant may not operate, control or participate in the conduct of the gaming operations at the Facility.

 (b)            Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Facility to be used as a Gaming Facility or otherwise for the Primary Intended Use (except in connection with any use, or change of use, permitted pursuant to Section 7.2(a)) during the Term or after the expiration or earlier termination of the Term.

 (c)            Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof, (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof, (iii) violates any law or any of the provisions set forth in Article XXXII or any other provision of this Lease; (iv) violates any certificates of occupancy for the Leased Property or make void or voidable any insurance then in force with respect thereto as is required pursuant to the terms hereof or (v) subjects the Leased Property or this Lease to any encumbrances, other than encumbrances expressly permitted under Article XI or elsewhere in this Lease.

ARTICLE VIII

8.1            Representations and Warranties. Each party represents and warrants to the other as of the date hereof that: (i) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the State; and (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

8.2            Compliance with Legal and Insurance Requirements, etc. Subject to Article XII regarding permitted contests, Tenant, at its sole cost and expense, shall promptly (a) use and maintain the Project in accordance with, and otherwise comply in all material respects with all Legal Requirements (including without limitation, all Environmental Laws, the ADA and other access laws and those which require the making of any structural, unforeseen or extraordinary changes and including those which involve a change of policy on the part of the governmental body enacting the same and taking into account any “grandfather” rights with respect to any applicable Legal Requirements) and Insurance Requirements (including, without limitation, the requirements of policies of special form insurance coverage at any time in force with respect to the Leased Property as required pursuant to this Lease and with the provisions of all contracts, agreements and restrictions that affect the Leased Property or the Facility or any part thereof or the ownership, occupancy or use thereof and that are in effect as of the date hereof or consented to or entered into by Tenant) affecting the Leased Property and the business conducted thereon, including, without limitation, those regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Operating Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations, in each case, required for the use of the Leased Property (including all Capital Improvements) and Operating Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Operating Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Operating Property; provided that except as set forth in Section 16.1(i), nothing contained in this Lease shall require Tenant to operate the Leased Property or Leased Improvements or open to the public. In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord or its representatives (and any Facility Mortgagee) may, but shall not be obligated to, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Operating Property shall not be used for any purpose that is unlawful. Tenant shall comply with any Gaming Regulations or other regulatory requirements required of it in all material respects as a tenant of the Leased Property taking into account its Primary Intended Use. In the event that following the Opening Date a regulatory agency, commission, board or other governmental body notifies Tenant that it is in jeopardy of losing a Gaming License material to the continued operation of the Facility, Tenant shall promptly notify Landlord and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual revocation of such Gaming License) Tenant shall be required to sell (i) if permitted by applicable law, the Gaming License, and to the extent such sale is not permitted by applicable law Tenant shall use reasonable best efforts to transfer the applicable Gaming License or to cause the issuance of a new or replacement Gaming License, pursuant to the procedures permitted by applicable state law, and (ii) its interest in the Lease and the Operating Property related to the Leased Property to a successor operator of the Leased Property who is a Discretionary Transferee. Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Leased Property taking into account its Primary Intended Use and the Expanded Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a regulatory agency, commission, board or other governmental body notifies Landlord that it is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of the Leased Property for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of the Leased Property for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property, subject to this Lease in accordance with Article XVIII. In the event during the period in which Landlord conducts such auction such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Operating Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility for its Primary Intended Use shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations. Without diminishing the obligations of Tenant, if Tenant shall at any time fail to comply with any Legal Requirement as promptly as reasonably practicable after Tenant is aware of a failure to comply with such Legal Requirements applicable to the Project, or the use and occupation thereof, Landlord may cause the Project to so comply and the reasonable costs and expenses of Landlord in such compliance shall be paid by Tenant to Landlord upon demand with interest thereon at the Overdue Rate. Tenant shall, at its sole cost and expense, comply with all Encumbrances affecting the Leased Property or any portion thereof, except for (i) Encumbrances that (A) did not exist as of the Commencement Date with respect to the Leased Property, (B) were not disclosed on Schedule A, and (C) were created by, for or at the request of Landlord or otherwise incurred by Landlord, in each case without the consent of Tenant (not to be unreasonably withheld, conditioned or delayed) (it being understood that any judgment or similar lien with respect to Landlord will be deemed to have been created by Landlord unless such lien is caused by a breach by Tenant of any provision of this Lease) but excluding Encumbrances that Landlord granted as required by Legal Requirements (provided that if such Encumbrances that Landlord granted pursuant to Legal Requirements are monetary, the amount of such Encumbrances shall be subtracted from the price to be paid by Tenant for the Leased Property unless Tenant is otherwise responsible for the payment of such amounts pursuant to the terms of this Lease) and (ii) any Facility Mortgage, including, without limitation, Landlord’s obligations to pay debt service to any Facility Mortgagee under any Facility Mortgage.

8.3            Zoning and Uses.

 (a)            Landlord acknowledges that as of the Effective Date, the Casino Hotel Property is not zoned for its Primary Intended Use, and Tenant is seeking a planned development amendment in order to allow for Tenant to operate the Casino Hotel Land for the Primary Intended Use (the “Planned Development Amendment”). Landlord agrees to reasonably cooperate, at no unreimbursed cost or expense to Landlord, with Tenant’s efforts to obtain the Planned Development Amendment, including the execution and delivery of any forms, applications or other deliverables required in connection with obtaining the Planned Development Amendment, provided that Landlord shall not be required to incur or be subject to any liability or obligation pursuant thereto.

 (b)            From and after the date Tenant obtains the Planned Development Amendment, except in connection with the construction of the Planned Improvements in accordance with the terms of this Lease, without the prior written consent of Landlord, Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Project (or to the extent applicable, limiting zoning reclassification of the Project); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Project or use or permit the use of the Project; (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances (other than Permitted Leasehold Mortgages) upon the Project in any manner that adversely affects in any material respect the value or utility of the Project; (iv) execute or file any subdivision plat affecting the Project, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Property; or (v) permit or suffer the Project to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (v) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Gaming Regulations, to afford to the public access to the Project); provided, however, that notwithstanding the foregoing, Landlord’s consent to the foregoing shall not be required if the applicable action is not reasonably likely to materially reduce the value of the Project; provided further, that in the event that the applicable action is reasonably likely to materially reduce the value of the Project or could reasonably be expected to materially and adversely affect the use for Gaming in the Casino Hotel Land, then Landlord shall be permitted to withhold its consent in its sole and absolute discretion; and, provided still further, that the cessation of Gaming Operations at the Leased Property after the twelfth (12th) anniversary of the Effective Date shall not require Landlord’s consent hereunder (even if as a result of such cessation, the Leased Property will no longer be permitted to be used for the purposes described in clause (a) of the definition of Primary Intended Use). Landlord will take, at Tenant’s sole cost and expense, actions reasonably requested by Tenant at Tenant’s request to obtain a zoning change or variance for the Leased Property unless Landlord’s consent is required for such action and has not been obtained.

ARTICLE IX

9.1            Maintenance and Repair.

 (a)            Tenant, at its sole cost and expense and without the prior consent of Landlord, shall maintain the Project, and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Project, and which are under Tenant’s control in accordance with (or better than) the following standards: (i) at any time prior to the twelfth (12th) anniversary of the Effective Date, in a manner and condition commensurate with a first-class casino, hotel and convention space (reasonable wear and tear, permitted alterations and casualty damages excepted); and (ii) from and after the twelfth (12th) anniversary of the Effective Date, (x) if Tenant continues to operate the Facility for its Primary Intended Use, in good order and repair (reasonable wear and tear, permitted alterations and casualty damages excepted), or (y) if Tenant ceases to operate the Facility for its Primary Intended Use, in a safe condition and free of all hazards, in each case whether or not the need for such maintenance or repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Project, and will commit or allow no physical waste with respect thereto, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements in all material respects, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Effective Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use. Tenant’s maintenance, repair and replacement obligations shall extend to and include, without limitation, all building systems and fixtures serving the Project and, subject to any permitted encumbrances, any parking areas and landscaping on the Leased Property. Tenant’s obligations under this Article IX shall, without limitation, include the maintenance, repair and replacement (a) at all times, of any and all building systems, machinery and equipment which exclusively serve the Leased Property, and (b) the bearing walls, floors, foundations, roofs and all structural elements of the Leased Property. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to (i) create (or permit to continue) any dangerous condition, or (ii) to involve any loss, damage or injury to any person or property.

 (b)            Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Project, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Project in any way. Tenant hereby expressly and unconditionally waives, to the fullest extent now or hereafter permitted by law, the right to make repairs or perform any maintenance at the expense of Landlord which right may be provided for in any law in effect at the time of the execution and delivery of this Lease or which may hereafter be enacted. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Project. However, on default of Tenant beyond the expiration of any applicable notice and cure periods in making such repairs or replacements, Landlord may, but shall not be required to, make such repairs and replacements for Tenant’s account and the expense thereof shall constitute Rent and shall be paid by Tenant to Landlord upon demand with interest at the Overdue Rate.

 (c)             Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

 (d)            Subject to Article XXXVI, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender and relinquish in favor of Landlord all rights to the Leased Property (including all Capital Improvements, subject to the provisions of Article X) to Landlord in the condition required by the provisions of this Lease (including Section 14.2 and 15.1) and except for ordinary wear and tear.

9.2            Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, Tenant, subject to its right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend Landlord from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant shall make, or cause to be made, such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord and Tenant for any damages incurred by any such encroachment, violation or impairment, Tenant shall be entitled to fifty percent (50%) of any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided such assignment does not adversely affect Landlord’s rights under any such policy. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget. For the avoidance of doubt, Tenant shall be permitted to demolish the Leased Improvements in connection with the construction of the Planned Improvements in accordance with the terms of this Lease.

ARTICLE X

10.1          Construction of Capital Improvements to the Leased Property. Tenant shall not make any Capital Improvement (for the avoidance of doubt, excluding any demolition, grading and other site preparation in connection with the Planned Improvements) without the consent of Landlord. Subject to Article XXXVI, in the case of any Capital Improvement requiring Landlord’s prior written approval, Landlord may condition such approval on Tenant’s agreement to remove all or a portion of such alteration at the end of the Term. Landlord shall provide Tenant with notice in connection with granting consent for such Capital Improvement, of Tenant’s obligation to remove any Capital Improvement approved by Landlord at the end of the Term. If Landlord does not notify Tenant that Tenant is obligated to remove such Capital Improvement, such Capital Improvement may be removed at Tenant’s option. Upon the expiration or sooner termination of this Lease, all Capital Improvements on the Property required by Landlord to be removed as aforesaid, or any part or parts thereof so designated by Landlord, shall be removed from the Property by Tenant and the Property restored to the same or better condition than existed immediately prior to the construction of the Capital Improvement, reasonable wear and tear, and damage from fire or other casualty excepted. If Tenant desires to make a Capital Improvement for which Landlord’s approval is required, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. Landlord shall have the right to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:

 (a)             Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld;

 (b)            Such construction shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

 (c)            No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes.

10.2         Construction Requirements for All Capital Improvements. Whether or not Landlord’s review and approval is required, for all Capital Improvements:

 (a)            Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no unreimbursed cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;

 (b)            Tenant’s licensed architect or engineer (if any) shall certify to Landlord that such architect or engineer believes that the detailed plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property or the Facility;

 (c)            Initiated after Substantial Completion, during and following completion of such construction, the parking and other amenities which are located in the Leased Property or on the Land shall remain adequate for the operation of the Leased Property for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, with Landlord’s prior consent (not to be unreasonably withheld) and at no additional unreimbursed expense to Landlord, (i) to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land; or (ii) Tenant may acquire or lease off-site parking to serve the Leased Property as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, the Leased Property;

 (d)            All Capital Improvements shall be constructed by Tenant, without unreimbursed expense to Landlord, in a good, professional and workmanlike manner so as not to void or make voidable any roof or other warranties, employing materials of quality consistent with the quality of the Capital Improvements at Comparable Facilities (as and if applicable), free of material defects, and in conformity with all Legal Requirements, all applicable encumbrances and all regulations and orders, rules and regulations of the Board of Fire Insurance Underwriters or any other body exercising similar functions, and in compliance with the terms and conditions of this Lease; and

 (e)             Promptly following the completion of such construction (from and after completion of the Planned Improvements), Tenant shall, if it would be customary to prepare “as built” drawings of such addition, deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy (and if the Capital Improvements involve any change to the footprint of the Project or the erection of a new building, an ALTA survey for the applicable Leased Property certified to Landlord and any Facility Mortgagee), proof of payment for all labor and materials (including conditional and unconditional lien waivers), and if and to the extent commercially obtainable, copies of guarantees, if any.

10.3         Plans and Specifications. To facilitate the design of any Capital Improvements, Tenant may submit plans and specifications of increasing levels of completion for Landlord’s review and approval, which approval will not be unreasonably withheld.

ARTICLE XI

11.1         Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses) or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease; (ii) the matters that existed as of the Commencement Date with respect to the Leased Property and disclosed on Schedule A; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord in accordance with the terms hereof; (iv) liens for Impositions which Tenant is not required to pay hereunder; (v) subleases permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with Article XII and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor and no foreclosure or similar remedies with respect to such liens has been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any liens created by Landlord; (ix) liens related to equipment leases or equipment financing for Operating Property or other personal property which is used or useful in Tenant’s business on the Leased Property and do not attach to Landlord’s interest in the Leased Property, provided that a lien holder’s removal of any such Operating Property from the Leased Property shall be made in accordance with the requirements set forth in this Section 11.1; (x) liens granted as security for the obligations of Tenant and its Affiliates under a Debt Agreement and liens granted as security for the obligations of any subtenant and its Affiliates under any Subtenant Debt Agreement; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee, for which no consent shall be required), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages with respect to Debt Agreements and related principal Debt Agreements; (xi) provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions, in each case expressly permitted or consented to pursuant to this Lease; and (xii) liens granted as security for the obligations of Landlord and its Affiliates under any Facility Mortgage. For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder (except to the extent contemplated in the final paragraph of this Section 11.1) and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Change in Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Operating Property and other property of Tenant, including fixtures and equipment installed by Tenant at the Leased Property, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided that Tenant shall in no event pledge to any Person that is not granted a Permitted Leasehold Mortgage hereunder any of the Gaming Licenses or other of Operating Property to the extent that such Operating Property cannot be removed from the Project without damaging or impairing the Project (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Project, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) manual or electronic gaming machines and other gaming equipment (including, without limitation, electronic equipment used to monitor and/or operate gaming machines and other gaming equipment) and electronic or other equipment used to operate player affinity systems, even if the removal thereof from the Project could result in damage; provided any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Lease. The foregoing notwithstanding, if Tenant has not removed any such non-permitted lien or other non-permitted encumbrance described above within thirty (30) days after written notice thereof to Tenant, Landlord may, but shall not be obligated to, pay the amount of such lien or other encumbrance or discharge the same by deposit or bond, and the amount so paid or deposited shall constitute additional Rent and be collectible upon demand with interest at the Overdue Rate.

Landlord and Tenant intend that this Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as required by a change in tax law or any change in accounting rules or regulations or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law), Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.

If, notwithstanding (a) the form and substance of this Lease and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction finds that this Lease is a financing arrangement, this Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder). Tenant authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of Landlord, and to subordinate to Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under Article XVIII hereof). At any time and from time to time upon the request of the Landlord, and at the expense of the Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as Landlord may reasonably request in order to effect fully this Lease or to more fully perfect or renew the rights of Landlord with respect to the Leased Property. Upon the exercise by Landlord of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.

ARTICLE XII

12.1        Permitted Contests. Tenant or any Development Subtenant, upon prior written notice to Landlord, in its own or in Landlord’s name, at Tenant’s or Development Subtenant’s, as applicable, sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a sum of money or potential loss in excess of Five Hundred Thousand Dollars ($500,000), upon request of Landlord, Tenant shall deliver to Landlord an opinion of counsel reasonably acceptable to Landlord to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable (it being agreed that the matters set forth in clause (i) can be addressed by Tenant paying the contested amount prior to any such contest); (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vii) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (viii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s sole cost and expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein, in each case, at Tenant’s sole cost and expense. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, claims, losses, damages, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent written notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

13.1        General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Operating Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property and Operating Property and operations thereon. All third party liability policies must name Landlord, and any Landlord Mortgagees, as an “Additional Insured.” Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant hereunder shall insure against all the following risks:

(a)          Causes of Loss-Special Form (ISO CP 10 30 or its substantial equivalent) property insurance, including Terrorism, but not limited to, flood, earthquake, sprinkler leakage and windstorm, in an amount not less than the replacement cost value on a Maximum Foreseeable Loss (as defined below in Section 13.2) basis and including building ordinance and civil authority coverage; provided, that Tenant shall have the right (i)  to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of Fifteen Million Dollars ($15,000,000), and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of Fifteen Million Dollars ($15,000,000); provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant over the preceding three years for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum insurance coverage for these specified perils it deems most efficient and prudent to purchase, subject to Landlord’s reasonable approval, and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Tenant and approved by Landlord in its reasonable discretion;

(b)          Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed at the Leased Property, in such limits with respect to any one accident of at least Fifteen Million Dollars ($15,000,000);

(c)          Flood (when any of the improvements comprising the Leased Property is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 100 year event, and (ii) Fifteen Million Dollars ($15,000,000);

(d)          Loss of rental value in an amount not less than twenty four (24) months’ Rent payable hereunder with an extended period of indemnity coverage of at least three hundred sixty five (365) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c), provided that Tenant may self-insure the Leased Property for the insurance contemplated under this Section 13.1(d) with Landlord’s consent which shall not be unreasonably withheld, conditioned or delayed;

(e)          Claims for bodily injury or property damage under a policy of commercial general liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided that such requirements may be satisfied through the purchase of a primary commercial general liability policy and umbrella or excess liability policies;

(f)           During such time as Tenant is constructing any improvements, Tenant and its contractors, at their sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance in statutory limits and stop-gap employers’ liability insurance with limits of at least One Million Dollars ($1,000,000) per occurrence for bodily injury, One Million Dollars ($1,000,000) per employee for bodily injury by disease, and One Million Dollars ($1,000,000) in the aggregate for bodily injury by disease, covering all persons employed in connection with the improvements, with a Waiver of Subrogation in favor of Landlord and any Landlord Mortgagee, (ii) a commercial general liability insurance policy including coverage for ongoing and completed operations with a per project limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate, (iii) umbrella/excess liability insurance with a minimum limits of Ten Million Dollars ($10,000,000) per occurrence and aggregate (iv) builder’s risk insurance, on a Causes of Loss-Special Form (ISO CP 10 30 of its substantial equivalent) and a completed value basis (or its equivalent), in an amount subject to the full replacement cost of the project, and (v) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s contractors or subcontractors. Commercial General Liability and all Umbrella/Excess Liability policies must include Landlord and any Landlord Mortgagees as additional insured on a primary and non-contributory basis.

13.2        Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Tenant and Landlord agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 34.1 hereof. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article XIII to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be), subject to the approval of the Facility Mortgagee, as applicable. Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Landlord pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Tenant has undertaken any structural alterations or additions to the Leased Property having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Landlord may at Tenant’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.

13.3        Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance upon notice from Landlord as may be reasonably required from time to time by Landlord or any Facility Mortgagee and shall further at all times maintain workers’ compensation insurance in statutory limits and stop-gap employers’ liability insurance with limits of at least One Million Dollars ($1,000,000) per occurrence for bodily injury, One Million Dollars ($1,000,000) per employee for bodily injury by disease, and One Million Dollars ($1,000,000) in the aggregate for bodily injury by disease, and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements. Such additional insurance to be maintained by tenant shall include: a crime insurance policy including all insuring agreements with a minimum limit of Five Million Dollars ($5,000,000) per loss and a cyber-policy including both first party and third party cyber coverages subject to a minimum of Five Million Dollars ($5,000,000) for each claim or incident, provided that such cyber-policy may be subject to a ransomware sub-limit of not less than Four Million Five Hundred Thousand Dollars ($4,500,000).

13.4       Waiver of Subrogation. All property insurance policies carried by either party covering the Leased Property or Operating Property shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.5        Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies permitted to conduct business in the applicable State with a minimum AM Best financial strength rating of “A-” and a financial size category of “VIII”, or a minimum rating of “A” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the commercial general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord within three (3) Business Days after the effective date (and with respect to any renewal policy, within three (3) Business Days after the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, that it will give to Landlord and any Landlord mortgagee thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property insurance policies when issued by the insurers providing such coverage.

13.6        Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that, because of a change in circumstances or market practice, the limits of the commercial general liability/excess liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided that in no event will Tenant be required to carry insurance in amounts which are not reasonable and customary for Comparable Facilities and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.6.

13.7        Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided that the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord.

ARTICLE XIV

14.1        Property Insurance Proceeds. Subject to Section 14.5 of this Lease, all proceeds (except business interruption not allocated to rent expenses) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof), and made available to Tenant upon request for the reasonable out-of-pocket costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rents due by Tenant hereunder; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Million Dollars ($1,000,000) or less, and if no Event of Default has occurred and is continuing, the proceeds shall be paid directly to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, provided that the Leased Property is rebuilt in a manner substantially similar to the condition in which it existed prior to the related casualty or otherwise in a manner reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be provided to Tenant within fifteen (15) days after such restoration or reconstruction has been completed. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Tenant. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2        Tenant’s Obligations Following Casualty.

(a)          If the Facility is damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property, to substantially the same condition as existed immediately before such damage and (ii) such damage shall not terminate this Lease.

(b)          If Tenant restores the affected Leased Property and the cost of the restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, such excess amounts necessary to restore the Leased Property to the condition required by Section 14.2(a) shall be paid by Tenant. Landlord shall have no obligation to contribute towards the cost of restoring the Leased Property or the Capital Improvements; provided, however, that the foregoing shall not be deemed to modify the parties’ obligations hereunder with respect to insurance.

14.3        No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4        Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5        Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any insurance proceeds or portion thereof, under the terms of any Facility Mortgage, such proceeds (excluding business interruption proceeds, which shall continue to be payable to Landlord in payment of Rent) may be held by such Facility Mortgagee, and shall be disbursed to Tenant to permit Tenant to restore the Project or construct improvements as provided in Section 14.2 and other applicable provisions of this Lease subject to the customary and reasonable disbursement requirements of the Facility Mortgage that do not unreasonably restrict Tenant’s ability to access such funds for such purposes.

ARTICLE XV

15.1        Condemnation.

(a)          Total Taking. If the Leased Property is totally and permanently taken by Condemnation (a “Total Taking”), this Lease shall terminate as of the day before the Date of Taking.

(b)          Partial Taking. If a portion of the Leased Property or any Capital Improvements are taken by Condemnation (“Partial Taking”), this Lease shall remain in effect if neither the Leased Property nor Capital Improvements, as applicable, are thereby rendered Unsuitable for Its Primary Intended Use and the Rent payable hereunder shall be equitably reduced by a percentage equal to the percentage the portion of the Leased Property taken bears to the entirety of the Leased Property immediately preceding such Partial Taking (as adjusted to take into account the location and materiality of the Leased Property subject to the Taking in relation to the operation of the Facility) as reasonably determined by Landlord and Tenant, which Rent adjustment shall commence with the first Rent payment date following the effective date of such Partial Taking, and the Award shall be apportioned in accordance with Section 15.2 below.

15.2       Award Distribution. Any Award from any Taking with respect to the Leased Property and anything located thereon shall be equitably apportioned to Landlord and Tenant as follows: (i) Tenant shall be apportioned the portion of the Award, if any, attributable to Tenant’s lost profits (i.e., the present discounted value (using the Prime Rate) of the fair market value rent over the remainder of the Term from the date of the Taking less the present discounted value of the Rent under the Lease for the same period), moving expenses, the value of the Planned Improvements, Capital Improvements, Tenant Fixtures, and Operating Property that have been taken, and (ii) Landlord shall be apportioned the portion of the Award attributable to the Leased Property and the present discounted value (using the Prime Rate) of the expected value of the Planned Improvements and Capital Improvements at the end of the Term.

15.3        Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

ARTICLE XVI

16.1         Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a)          Tenant shall fail to pay any installment of Rent within four (4) Business Days of when due and such failure is not cured by Tenant within three (3) Business Days after notice from Landlord of Tenant’s failure to pay such installment of Rent when due (and such notice of failure from Landlord may be given any time after such installment is four (4) Business Days late);

(b)          Tenant shall fail on any two separate occasions in the same Fiscal Year to pay any installment of Rent within four (4) Business Days of when due

(c)          Tenant shall fail to pay any Additional Charge within five (5) Business Days after notice from Landlord of Tenant’s failure to make such payment of such Additional Charge when due (and such notice of failure from Landlord may be given any time after such payment is more than one (1) Business Day late);

(d)          a default shall occur under any Guaranty, where the default is not cured within any applicable grace period set forth therein or, if no cure periods are provided, within fifteen (15) days after notice from Landlord (or in the case of a breach of Paragraph 8 of the Guaranty, the cure periods provided herein with respect to such action or omission);

(e)           Tenant or any Guarantor shall:

(i)            admit in writing in a legal proceeding its inability to pay its debts generally as they become due;

(ii)           file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)          make an assignment for the benefit of its creditors;

(iv)          consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v)          file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof pertaining to debtor relief or insolvency;

(f)           Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor), a receiver of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) or of the whole or substantially all of the Tenant’s or any Guarantor’s (other than an Immaterial Subsidiary Guarantor’s) property, or approving a petition filed against Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) seeking reorganization or arrangement of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(g)          Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be liquidated or dissolved (except that any Guarantor may be liquidated or dissolved into another Guarantor or the Tenant or so long as its assets are distributed following such liquidation or dissolution to another Guarantor or Tenant);

(h)          the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than One Million Dollars $1,000,000 and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law and the foregoing shall not apply to the lien of real estate Taxes on the Leased Property to the extent that such Taxes are not delinquent or are being contested in accordance with the provisions of Section 12.1 of this Lease;

(i)           At any time after the Opening Date and prior to the twelfth (12th) anniversary of the Effective Date, Tenant ceases operations for its Primary Intended Use at the Facility (except as a result of Unavoidable Delay or material damage, destruction or Condemnation that affects the Facility) and such cessation of operations continues for a period of time that would reasonably be expected to have a material adverse effect on Tenant, the Project or the Leased Property, in each case, taken as a whole;

(j)           any of the representations or warranties made by Tenant hereunder or by any Guarantor in a Guaranty proves to be untrue when made in any material respect;

(k)          any applicable license or other agreements material to the Project’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at the Leased Property) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant or the Project, taken as a whole;

(l)            except to a permitted assignee pursuant to Section 22.2, a permitted subtenant or Subsidiary that joins as a Guarantor to the Guaranty pursuant to Section 22.3, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Facility;

(m)          Tenant or any Guarantor, by its acts or omissions, causes the occurrence of a default under any provision (to the extent Tenant has knowledge of such provision and Tenant’s or such Guarantor’s obligations with respect thereto) of any Facility Mortgage, related documents or obligations thereunder by which Tenant is bound in accordance with Section 31.1 or has agreed under the terms of this Lease to be bound, which default is not cured within the applicable time period, if the effect of such default is to cause, or to permit the holder or holders of that Facility Mortgage or Indebtedness secured by that Facility Mortgage (or a trustee or agent on behalf of such holder or holders), to cause, that Facility Mortgage (or the Indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity (excluding in any case any default related to the financial performance of Tenant or any Guarantor);

(n)          Reserved;

(o)          Reserved;

(p)          Tenant fails to maintain any insurance required by this Lease and such failure continues for ten (10) Business Days;

(q)          Reserved;

(r)           Reserved;

(s)          if Tenant shall fail to observe or perform in any material respect any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after written notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law; provided further, however, and notwithstanding anything to the contrary herein, no breach by Tenant of any of Tenant’s obligations under this Lease to comply with any Legal Requirements shall constitute an Event of Default unless either (i) such breach is material, or, (ii) if such breach is not material, such breach shall be curable in a commercially reasonable matter in light of all the facts and circumstances existing at such time (including, without limitation, that the cost to cure is reasonable relative to the nature of such breach), and Tenant shall fail to cure same as and when required under this Section 16.1(s);

(t)           if Tenant or any Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the product of (i) (A) ($25,000,000.00) with respect to Tenant and (B) ($100,000,000.00) with respect to Guarantor and (ii) the CPI Increase (and only to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days; and

(u)          an assignment of Tenant’s interest in this Lease (including pursuant to a Change in Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

16.2        Certain Remedies. If an Event of Default shall have occurred and be continuing, Landlord may (a) terminate this Lease in which event Tenant shall immediately surrender the Leased Property to Landlord, (b) seek damages as provided in Section 16.3 hereof, and/or (c) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, if this Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall immediately surrender to Landlord possession of all of the Leased Property (including any Capital Improvements) quit the same and Landlord may enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Operating Property from such Leased Property (including any such Capital Improvements thereto).

16.3        Mitigation; Damages. Unless required by applicable Law, Landlord shall have no obligation to mitigate damages upon the occurrence of an Event of Default. However, if Landlord is required by applicable Law to mitigate Tenant’s damages, Landlord’s obligation shall be satisfied in full if Landlord terminates the Lease and undertakes to lease the Leased Property, including any Capital Improvements thereto (the “Repossessed Premises”) to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for such Repossessed Premises until Landlord obtains full and complete possession of such Repossessed Premises including, without limitation, the final and unappealable legal right to relet such Repossessed Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show such Repossessed Premises, on a priority basis, or offer such Repossessed Premises to a prospective tenant when other premises in the applicable building or any other building owned by Landlord suitable for that prospective tenant’s use are (or will be) available; (3) Landlord shall not be obligated to lease such Repossessed Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable Leased Property for such Repossessed Premises, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Leased Property; or (ii) adversely affect the reputation of the Leased Property; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate such Repossessed Premises in a first-class manner and to fulfill all of the obligations in connection with the lease thereof as and when the same become due. The foregoing notwithstanding, the failure of Landlord to relet the Leased Property or any portion thereof shall not relieve Tenant of its liabilities and obligations hereunder. If any such termination of this Lease occurs, Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default as damages for loss of the bargain and not as a penalty, either:

(a)           the sum of:

(i)            the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii)           the worth at the time of award of the unpaid Rent for the balance of the Term that would have been payable by Tenant if the Lease had not been terminated; plus

(iii)          any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, no compensation shall be due for consequential damages or diminution in value of the Land or the Buildings resulting from the Event of Default;

As used in clause (ii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and, if Landlord has relet the Leased Property within eighteen (18) months of the termination of this Lease, reducing such amount by an amount equal to ninety percent (90%) of the rent to be paid to Landlord pursuant to such reletting (discounted at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%)).

or

(b)          if Landlord chooses not to terminate the Lease or Tenant’s right to possession of the Leased Property, each installment of said Rent and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease (and Landlord may at any time thereafter terminate this Lease or Tenant’s right to possession of the Leased Property and seek damages under subparagraph (a) hereof, to the extent not already paid for by Tenant under this subparagraph (b)).

16.4        Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5        Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i)   any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6        Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

ARTICLE XVII

17.1        Permitted Leasehold Mortgagees.

(a)          On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Lease and/or Equity Interests in Tenant or its direct or indirect equity owners as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided that, except as provided in this Lease, no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement (in form and substance reasonably satisfactory to Landlord) providing (i) that such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Leased Property to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee, and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Lease, and (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of the Lease.

(b)          Notice to Landlord.

(i)           If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with written notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such written notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage. At Tenant’s request, Landlord will execute (and use commercially reasonable efforts to cause any Facility Mortgagee to execute) a commercially reasonable acknowledgment of such Permitted Leasehold Mortgagee’s rights under this Article XVII and Landlord will use commercially reasonable efforts to include a covenant by each Facility Mortgagee in the applicable Facility Mortgage to execute such an acknowledgement.

(1)            In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Landlord.

(ii)           Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify the Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii)          After Landlord has received the notice provided for by subsection (b)(i) above, Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c)          Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Lease or (ii) a termination of this Lease, shall promptly provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, with respect to its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d)          Notice to Permitted Leasehold Mortgagee. Anything contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i)            notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice and pay or cause to be paid all Rent, Additional Charges, and other payments (x) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (y) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and

(ii)           comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against the Tenant’s interest in this Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee; and

(iii)         during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Lease.

(e)           Procedure on Default.

(i)            If Landlord shall elect to terminate this Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that such Permitted Leasehold Mortgagee shall, during such six (6) month period (and during the period of any continuance referred to in subsection (e)(ii) below):

(1)           pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Lease, excepting (A)  obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2)            if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii)           If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed eighteen (18) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Lease beyond the original term thereof as extended by any options to extend the term of this Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.

(iii)          If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease, provided that such Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv)          For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder; but the purchaser at any sale of this Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of Tenant to be performed hereunder and meet the qualifications of Discretionary Transferee or be reasonably consented to by Landlord in accordance with Section 22.2 hereof).

(v)         Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2 of this Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Section 22.2 of this Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi)          Notwithstanding any other provisions of this Lease, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2 of this Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.2 hereof.

(f)           New Lease. In the event of the termination of this Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity (without legal impediment) to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, including pursuant to the disaffirmance or rejection of this Lease by Tenant in a bankruptcy, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) or any other transferee permitted to be assigned this Lease without consent of the Landlord pursuant to Section 22.2, for the remainder of the term of this Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew or purchase or sell, but excluding requirements which have already been fulfilled) of this Lease, provided:

(i)           Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such new lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 17.1(f);

(ii)           Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such new lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the new lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii)          Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g)          New Lease Priorities. If more than one Permitted Leasehold Mortgagee shall request a new lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such new lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such new lease. Subject to Article XXXI, any Facility Mortgage shall automatically be subordinate to any such new lease, and at the request of the tenant under such new lease, Landlord shall cause any Facility Mortgagee to execute a commercially reasonable acknowledgment of such subordination.

(h)          Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(d), (e), (f), (g), (h) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) and any other sections of this Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof, in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the new lease provided for by Section 17.1(f); provided, however, that a Permitted Leasehold Mortgagee shall be required to cure any failure by Tenant to pay any amounts due under the Lease.

(i)           Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to the Tenant pursuant to the provisions of this Lease.

(j)           Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Lease.

(k)          No Merger. The fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(l)           Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(m)          Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and such Permitted Leasehold Mortgagee’s interest in such other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement to the extent such other collateral is acquired by such Permitted Leasehold Mortgagee by foreclosure or in lieu of foreclosure; provided, however, if necessary to satisfy the Landlord’s claim the Permitted Leasehold Mortgagee shall use diligent efforts to foreclose or acquire by a deed in lieu of such foreclosure such other collateral granted to such Permitted Leasehold Mortgagee, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

(n)          Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the sale process described in Article XXXVI be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Tenant Rent, and the potential Successor Tenants that should be included in the process, and negotiation with such Successor Tenants), in each case, in accordance with and subject to the terms and provisions of Article XXXVI, including without limitation the requirement that Successor Tenant meet the qualifications of Discretionary Transferee.

(o)          Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Lease.

(p)          On one or more occasions without Landlord’s prior consent any subtenant under a sublease that is permitted by this Lease may mortgage or otherwise encumber such subtenant’s estate in and to the Leased Property to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge (or cause the pledge of) its right, title and interest under its sublease and/or Equity Interests in such subtenant or its direct or indirect equity owners as security for such Permitted Leasehold Mortgages or any Subtenant Debt Agreement secured thereby, and the Permitted Leasehold Mortgagee for such subtenant shall be entitled to substantially similar rights and benefits (and be subject to substantially similar obligations) with respect to such sublease as a Permitted Leasehold Mortgagee with respect to the Leasehold Estate.

17.2        Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, upon prior written notice to Tenant specifying the default to be cured and that it is curing such default under this Section 17.2 make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3          Landlord’s Right to Cure Debt Agreement. Tenant agrees to use commercially reasonable efforts to include in any agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) obtained by or entered into by Tenant after the Commencement Date a provision requiring the lender or lenders thereunder (or the Representatives of such lenders) to provide a copy to Landlord of any notices issued by such lender or lenders thereunder or the Representative of such lenders to Tenant of a Specified Debt Agreement Default. In addition, Tenant agrees to use commercially reasonable efforts to include in any such agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) a provision with the effect that should Tenant shall fail to make any payment or to perform any act required to be made or performed under an agreement related to Material Indebtedness or under the Debt Agreement when due or within any cure period provided for therein (if any), Landlord may, subject to applicable Gaming Regulations and the terms hereof, upon prior written notice to Tenant specifying the default and that it is curing such default under this Section 17.3, cure any such default by making such payment to the applicable lenders or Representative or otherwise performing such acts within the cure period thereunder (if any) for the account of Tenant, to the extent such default is susceptible to cure by Landlord; provided that Landlord’s right to cure such default shall not be any greater than the rights of the obligors under such Material Indebtedness or Debt Agreement to cure such default. Landlord and Tenant agree that all sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be for the account of Tenant and paid by Tenant to Landlord on demand.

ARTICLE XVIII

18.1        Sale of the Leased Property. Landlord shall have the right to sell or convey the entire Leased Property (provided that such sale or conveyance is made subject to the terms of this Lease) and, in connection therewith, to assign its right, title and interest as Landlord under this Lease to the transferee that acquires the Leased Property, in each case, except to a Competitor. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee and Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

ARTICLE XIX

19.1        Holding Over. If Tenant shall for any reason remain in possession of the Leased Property after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be a tenancy at sufferance and throughout the entire holdover period, be subject to all the terms and provisions of this Lease (other than provisions relating to length of the Term) and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to (i) one hundred percent (100%) of the Additional Charges due under this Lease for the holdover period, and (ii) two hundred percent (200%) of the monthly Base Rent due in the month immediately prior to the expiration or earlier termination of the Term. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent expressly given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property of, and/or any Capital Improvements to, the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease. Tenant shall indemnify Landlord against any and all third party claims that are brought against Landlord as a result of Tenant holding over for the period that begins on the later of (a) the expiration of this Lease or (b) thirty (30) days following the date on which Landlord delivers written notice to Tenant that Landlord has a potential purchaser or tenant for the Property.

ARTICLE XX

20.1        Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise expressly provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

21.1        General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs, fees and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord and Facility Mortgagee, and each of their respective successors and assigns, and their respective members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives by reason of, which arise out of, are occasioned by, or are in any way attributable to or related to: (i) except to the extent caused solely as a result of Landlord’s gross negligence or willful misconduct, any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Project; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the conduct of Tenant’s business at the Leased Property; (v) the condition of the Project; (vi) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (vii) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Project; (viii) the violation by Tenant of any Legal Requirement; (ix) any activity, work or thing done or permitted by or on behalf of Tenant or its agents, contractors or subtenants in or about the Leased Property. Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. Tenant shall have the right to reasonably control the defense or settlement of any claim; provided that Tenant shall not settle any such claim without Landlord’s prior written consent (which may be granted or withheld in Landlord’s sole discretion) if such settlement (a) does not fully and unconditionally release the Landlord from all liability relating thereto, (b) admits liability or culpability of Landlord or (c) adversely impacts the exercise of the rights granted to Landlord under this Lease. Tenant’s liability under this Section 21.1 shall survive the expiration or earlier termination of this Maser Lease.

ARTICLE XXII

22.1        Subletting and Assignment. Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation) this Lease, sublet all or any part of the Leased Property or engage the services of any Person (other than an Affiliate of Tenant that becomes or is also a Guarantor) for the management or operation of the Leased Property (provided that the foregoing shall not restrict a transferee of Tenant from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a)(1) of the definition of “Discretionary Transferee”). Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Leased Property and that Landlord entered into this Lease with the expectation that Tenant would remain in and operate the Leased Property during the entire Term and for that reason, except as set forth herein, Landlord retains sole and absolute discretion in approving or disapproving any assignment or sublease. Any Change in Control shall constitute an assignment of Tenant’s interest in this Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply.

22.2        Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1, Tenant may:

(a)          with Landlord’s prior written consent, which consent shall not be unreasonably withheld, allow to occur or undergo a Change in Control (including without limitation a transfer or assignment of this Lease to any third party in conjunction with a sale by Tenant to such third party of all or substantially all of Tenant’s assets relating to the Project);

(b)         without Landlord’s prior written consent, assign this Lease or sublease the Leased Property to Tenant’s Parent, a Subsidiary of Tenant’s Parent or a Subsidiary of Tenant if all of the following are first satisfied: (w) such Affiliate becomes a party to the Guaranty as a Guarantor and in the case of an assignment of this Lease, becomes party to and bound by this Lease; (x) Tenant and any Guarantor remain fully liable hereunder and under the Guaranty, as applicable; (y) the use of the Leased Property continues to comply with the requirements of this Lease; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; and

(c)          without Landlord’s prior written consent:

(i)            undergo a Change in Control of the type referred to in clause (i)(a), (i)(b) or (iv) of the definition of Change in Control (such Change in Control, a “Tenant Parent COC”) if after such Change in Control (i) Tenant is a Discretionary Transferee, (ii) the Parent Company of Tenant, if any, is a Discretionary Transferee and if such Parent Company is not Tenant’s Parent, such Parent Company has become a Parent Guarantor and provided a Guaranty on terms substantially similar to the form of Guaranty attached hereto as Exhibit D or otherwise reasonably satisfactory to Landlord, or (iii) such Person acquiring such beneficial ownership or control is a Discretionary Transferee and such Person has become a Parent Guarantor and provided a Guaranty on terms substantially similar to the form of Guaranty attached hereto as Exhibit D or otherwise reasonably satisfactory to Landlord;

(ii)           undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant in connection with a Change in Control that does not constitute a Tenant Parent COC or a Foreclosure COC (such Change in Control, a “Tenant COC”) if (1) (i) Tenant is a Discretionary Transferee, (ii) the Parent Company of such Tenant, if any, is a Discretionary Transferee and such Parent Company has become a Parent Guarantor and provided a Guaranty on terms substantially similar to the form of Guaranty attached hereto as Exhibit D or otherwise reasonably satisfactory to Landlord, or (iii) such Person acquiring such beneficial ownership or control is a Discretionary Transferee and such Person has become a Parent Guarantor and provided a Guaranty on terms substantially similar to the form of Guaranty attached hereto as Exhibit D or otherwise reasonably satisfactory to Landlord, and (2) from and after the Opening Date, Adjusted Revenue to Rent Ratio (determined at the proposed effective time of the Change in Control) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1;

(iii)          assign this Lease to any Person in an assignment that does not constitute a Foreclosure Assignment if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Lease without amendment or modification other than as provided below, and (3) from and after the Opening Date, Adjusted Revenue to Rent Ratio (determined at the proposed effective time of the assignment) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1; or

(iv)          (i) assign this Lease by way of foreclosure of the Leasehold Estate, an assignment-in-lieu of foreclosure to any Person or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person, (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant as a result of the purchase at a foreclosure on a permitted pledge of, an assignment in lieu of foreclosure or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person of, the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of the Leasehold Estate or Change in Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of 100% of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee in maximizing the proceeds of such disposition if (1) such Person is a Discretionary Transferee, and (2) in the case of any Foreclosure Assignment, if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Designee such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Lease without amendment or modification other than as provided below (which written assumption, in the case of a Permitted Leasehold Mortgagee Foreclosing Party, may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee); provided that no such Change in Control or assignment referred to in this Section 22.2(c) shall be permitted without Landlord’s prior written consent unless, and in which case such consent shall not be unreasonably withheld, (A) the use of the Leased Property at the time of such Change in Control or assignment and immediately after giving effect thereto is permitted by Section 7.2 hereof, and (B) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment and assumption and received an executed counterpart thereof (provided no such approval shall be required in the case of a Tenant Parent COC or a Tenant COC, so long as (1) Tenant is a Discretionary Transferee and remains obligated under the Lease, and (2) any modifications to this Lease required pursuant to the next succeeding paragraph are made); and

(d)          without Landlord’s prior written consent, pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and permit a pledge of the equity interests in Tenant to be pledged to a Permitted Leasehold Mortgagee.

Upon the effectiveness of any Change in Control or assignment permitted pursuant to this Section 22.2, such Discretionary Transferee (and, if applicable, its Parent Company) and Landlord shall make such amendments and other modifications to this Lease as are reasonably requested by either party to give effect to such Change in Control or assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such Change in Control or assignment including, without limitation, changes to the definition of Change in Control to substitute the Parent Company (or, if the Discretionary Transferee does not have a Parent Company, the Discretionary Transferee) for Tenant’s Parent therein and in the provisions of this Lease regarding delivery of financial statements and other reporting requirements with respect to Tenant’s Parent. After giving effect to any such Change in Control or assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Discretionary Transferee.

22.3       Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1, provided that no Event of Default shall have occurred and be continuing and that all sublease agreements under this Section 22.3 are made in furtherance of the Primary Intended Use or the Expanded Use, without the prior written consent of Landlord:

(a)          Gaming Sublease. Tenant shall be permitted to sublease gaming operations to a wholly-owned Subsidiary that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord and may enter into any sublease agreement (including any management agreement or similar agreements with sports betting and/or online gaming operators) with respect to all or any portion (including any portion used for gaming purposes) of the Leased Property, provided, however, that any sublease with respect to all or substantially all of the Leased Property shall be subject to the prior written consent of Landlord (in its reasonable discretion);

(b)          Permitted Facility Sublease. Tenant may enter into any Permitted Facility Sublease. Tenant shall give Landlord at least twenty (20) days’ prior written notice before entering into any Permitted Facility Sublease for more than twenty-five thousand (25,000) square feet of space or land, which notice shall be accompanied by the proposed form of such Permitted Facility Sublease. In addition, Tenant shall furnish Landlord reasonably promptly with such materials as Landlord may reasonably request in order to determine that the requirements of this Section 22.3 with respect to such Permitted Facility Sublease are satisfied. Reasonably promptly following entry into any such Permitted Facility Sublease, Tenant shall provide Landlord with a copy of the executed Permitted Facility Sublease, and Tenant shall furnish Landlord with copies of any amendments of, or supplements to, any Permitted Facility Sublease with reasonable promptness after the execution thereof. Tenant may amend, restate, supplement or otherwise modify from time to time any Permitted Facility Sublease provided that such Permitted Facility Sublease, as so amended, restated, supplemented or modified, would still qualify as a Permitted Facility Sublease hereunder, and such Permitted Facility Sublease, as so amended, restated, supplemented or modified, shall continue to be subject to all of the terms and conditions of this Lease.

After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder. So long as no Event of Default is then continuing, if requested by Tenant in connection with a material Permitted Facility Sublease, Landlord and such sublessee shall enter into a recognition, non-disturbance and attornment agreement with respect to such Permitted Facility Sublease in a form reasonably satisfactory to Landlord, which recognition, non-disturbance and attornment agreement shall, upon the request of Tenant, provide that any lender or provider of financing to such subtenant that is a Permitted Leasehold Mortgagee shall be entitled to substantially similar rights and benefits (and be subject to substantially similar obligations) with respect to such Permitted Facility Sublease as a Permitted Leasehold Mortgagee of Tenant under Article XVII (and if a Facility Mortgage is then in effect or subsequently comes into effect, Landlord shall use reasonable efforts, at Tenant’s sole cost and expense, to cause the Facility Mortgagee to enter into such recognition, non-disturbance and attornment agreement). So long as no Event of Default is then continuing, with respect to any Development Sublease, Landlord shall be required to enter into a recognition, non-disturbance and attornment agreement in favor of any Development Subtenant with respect to such Development Sublease in a commercially reasonable and customary form or in the form of Exhibit F, at Tenant’s option; provided, however, that such recognition, non-disturbance and attornment agreement shall provide that, regardless of the rent due pursuant to the terms of a Development Sublease, from and after the date that a direct lease between Landlord and a Development Subtenant is deemed effective pursuant to the terms of the applicable non-disturbance and attornment agreement, land rent under such direct lease (exclusive of all costs and expenses for which such Development Subtenant would be liable if Section 3.4 of this Lease were applied to such direct lease; it being understood that such Development Subtenant shall be responsible for such costs and expenses in addition to being responsible for the payment of land rent) shall not be less than the product of (x) the number of square feet of the Land that is encumbered by such direct lease and (y) the quotient of (a) the Base Rent that would have been applicable under this Lease at such time if this Lease had not terminated; divided by (b) the number of square feet of the Land that Landlord holds in fee. If a Permitted Leasehold Mortgage or a Facility Mortgage is then in effect or subsequently comes into effect, Landlord shall use commercially reasonable efforts, at Tenant’s sole cost and expense, to cause, and in the case of any Development Sublease, shall cause, the Permitted Leasehold Mortgagee or Facility Mortgagee, as the case may be, to enter into such recognition, non-disturbance and attornment agreement with respect to any sublease such that any Foreclosure Purchaser will be bound by such recognition, non-disturbance and attornment agreement as if it were a party thereto. Any such recognition, non-disturbance agreement shall provide that so long as there is not then outstanding and continuing an event of default under such sublease, Landlord, such Facility Mortgagee, and any Foreclosure Purchaser shall disturb neither such subtenant’s leasehold interest or possession of in its subleased premises in accordance with the terms of such sublease, nor any of its rights, privileges and options, and shall give effect to such sublease.

22.4        Required Assignment and Subletting Provisions. Any assignment and/or sublease must provide that:

(a)          in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Lease;

(b)          the use of the Leased Property (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease;

(c)          except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Lease (it being understood that (i) any subtenant under Section 22.3 may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to a Permitted Leasehold Mortgagee and (ii) any Permitted Leasehold Mortgagee of a subtenant may foreclose on the Permitted Leasehold Mortgage granted by subtenant without restriction);

(d)               in the case of a sublease, in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, subject to Article XXXVI and without affecting the provisions of any recognition, non-disturbance and attornment agreement entered into between Landlord and the applicable subtenant, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease; and

(e)           in the event the subtenant receives a written notice from Landlord stating that this Lease has been cancelled, surrendered or terminated, then, subject to Article XXXVI, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.

22.5      Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred after the Commencement Date in conjunction with the processing and documentation of any assignment, subletting or management arrangement, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease, assignment or management agreement is actually consummated.

22.6       No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted assignment pursuant to Section 22.2(c)(iii), in connection with a sale or assignment of the Leasehold Estate), subletting or management agreement shall relieve the transferor Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by the transferor Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease, provided that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant.

ARTICLE XXIII

23.1       Officer’s Certificates and Financial Statements.

(a)          Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an Officer’s Certificate certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii)  that the address for notices to be sent to the party furnishing such Officer’s Certificate is as set forth in this Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Lease (together with back-up calculation and information reasonably necessary to support such determination) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property (other than portions that are subleased or assigned to third parties in accordance with this Lease); and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Facility Mortgagee or Permitted Leasehold Mortgagee shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice to Landlord within two (2) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.

(b)          Statements. Tenant shall furnish the following statements to Landlord:

(i)            Within one hundred twenty (120) days after the end of Tenant’s Parent’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2022) or concurrently with the filing by Tenant’s Parent of its annual report on Form 10-K with the SEC, whichever is earlier: (x) Tenant’s Parent’s Financial Statements; (y) a certificate, executed by the chief financial officer or treasurer of the Tenant’s Parent certifying that, to such person’s knowledge after due inquiry, no default has occurred under this Lease or, if such person has knowledge after due inquiry that a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and (z) a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s accountants, which report shall be unqualified as to going concern and scope of audit of Tenant’s Parent and its Subsidiaries (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date of such audit or any projected financial performance or covenant default in any Material Indebtedness or this Lease in such twelve month period) and shall provide in substance that (a) such consolidated financial statements present fairly the consolidated financial position of Tenant’s Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Tenant’s Parent’s accountants in connection with such Financial Statements has been made in accordance with generally accepted auditing standards;

(ii)          Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Tenant’s Parent’s Fiscal Year (commencing with the fiscal quarter ending June 30, 2022) or concurrently with the filing by Tenant’s Parent of its quarterly report on Form 10-Q with the SEC, whichever is earlier, a copy of Tenant’s Parent’s Financial Statements for such period, together with a certificate, executed by the chief financial officer or treasurer of Tenant’s Parent (i) certifying that no default has occurred or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(iii)          Promptly following Landlord’s request from time to time, (a) five-year forecasts of Tenant’s income statement and balance sheet covering such quarterly and annual periods as may be reasonably requested by Landlord, and in a format consistent with Tenant’s Parent’s quarterly and annual financial statements filed with the SEC, and such additional financial information and projections as may be reasonably requested by Landlord in connection with syndications, private placements, or public offerings of Landlord’s debt securities or loans or equity or hybrid securities and (b) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord may require for its ongoing filings with the SEC under both the Securities Act and the Securities Exchange Act of 1934, as amended, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord during the Term of this Lease, the Internal Revenue Service (including in respect of GLP’s qualification as a “real estate investment trust” (within the meaning of Section 856(a) of the Code)) and any other federal, state or local regulatory agency with jurisdiction over GLP or its Subsidiaries subject to Section 23.1(c) below;

(iv)          Reserved;

(v)           Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property;

(vi)         As soon as it is prepared and in no event later than one hundred twenty (120) days after the end of each Fiscal Year, a capital and operating budget for the Leased Property for the Fiscal Year in which it is delivered; and

(vii)         Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to facilitate Landlord’s internal financial and reporting database. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the Lease terms (including, without limitation, calculation of Gaming Revenues).

(c)           Notwithstanding the foregoing provisions of Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Landlord or its Affiliates a “competitive” advantage with respect to markets in which Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the Lease terms and provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than a Subsidiary of Landlord) that directly or indirectly owns or operates any gaming business or is a competitor of Tenant, Tenant’s Parent or any Affiliate of Tenant.

23.2        Confidentiality; Public Offering Information.

(a)          The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Tenant Representatives or Landlord Representatives, as applicable. acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Lease. Notwithstanding the foregoing, in the event that a party or any of its Tenant Representatives or Landlord Representatives, as applicable, is requested or becomes legally compelled (pursuant to any legal, governmental, judicial, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of its legal counsel, is legally required and will use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs (at the sole cost and expense of the party to whom such Confidential Information belongs) to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b)         Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Leased Property (1) which is approved by Tenant in its sole discretion, (2) which is publicly available, or (3) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, with respect to matters permitted to be disclosed solely under this clause (3), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, Landlord shall not revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord or any direct or indirect parent entity of Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Leased Property prior to Tenant’s Parent’s, Tenant’s or its Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, participation in road shows and other presentations at Landlord’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or any direct or indirect parent entity of Landlord or to satisfy Landlord’s SEC disclosure requirements or the disclosure requirements of any direct or indirect parent entity of Landlord. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.

23.3        Reserved.

23.4         Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements may be non-public financial or operational information with respect to Tenant and/or the Leased Property. Landlord further agrees to maintain the confidentiality of such non-public information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information with its Affiliates and their respective officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by Landlord or any of its Affiliates, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Landlord or any of its Affiliates, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided that each such Landlord Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant, Tenant’s Parent based on any such non-public information provided by or on behalf of Landlord (provided that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In connection therewith, Tenant agrees to maintain the confidentiality of any such non-public information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent, Tenant’s other Affiliates and each of their respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant, Tenant’s Parent or Tenant’s other Affiliates, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant, Tenant’s Parent or Tenant’s other Affiliates, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Landlord based on any such non-public information provided by or on behalf of Tenant or Tenant’s Parent (provided that this provision shall not govern the provision of information by Landlord).

ARTICLE XXIV

24.1        Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant and subject to the rights of hotel guests and subtenants under subleases, Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property and the Facility during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property or the Facility, except in the case of emergency. For avoidance of doubt, Landlord shall not be permitted to access any areas of the Leased Property or the Facility to the extent access to such areas requires a Gaming License or other approval pursuant to applicable Gaming Regulations without the prior and express consent of the Gaming Authority with jurisdiction over the Leased Property.

ARTICLE XXV

25.1        No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent by Landlord during the continuance of any default or Event of Default, shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

26.1        Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

27.1        Acceptance of Surrender. No surrender to Landlord of this Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

28.1        No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

29.1        Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 subject to this Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

30.1        Quiet Enjoyments. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Lease or consented to by Tenant. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX or any other covenant of Landlord set forth in this Lease.

ARTICLE XXXI

31.1        Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and Landlord, and delivery to Tenant of, (a) a nondisturbance and attornment agreement substantially in a customary form mutually and reasonably approved by Landlord, Facility Mortgagee and Tenant (provided that upon the request of Landlord such nondisturbance and attornment agreement shall also incorporate subordination provisions referenced above, as contemplated below and be executed by Tenant as well as Landlord and Facility Mortgagee), which will bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Lease, the holder of such Facility Mortgage, and any Foreclosure Purchaser shall disturb neither Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI) and (b) with respect to any sublease to the extent Landlord is required to execute a recognition, non-disturbance and attornment agreement, a recognition, non-disturbance and attornment agreement with respect to such sublease in the applicable form specified in Section 22.3. In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a recognition, nondisturbance and attornment agreement in form and substance reasonably satisfactory to Tenant and Landlord and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees except in connection with negotiation and execution of any recognition, non-disturbance and attornment agreement requested by any Facility Mortgagee, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Tenant’s rights under this Lease in any material respect. Landlord will use commercially reasonable efforts to include a covenant by each Facility Mortgagee in the applicable Facility Mortgage to execute, at Tenant’s request, a commercially reasonable acknowledgment of any Permitted Leasehold Mortgagee’s rights under Article XVII.

31.2        Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a)  at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3        Compliance with Facility Mortgage Documents.

(a)          Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of the Leased Property to comply with all representations, covenants and warranties contained therein relating to the Leased Property and the operator and/or lessee of the Leased Property, including, covenants relating to (i) the maintenance and repair of the Facility; (ii) maintenance and submission of financial records and accounts of the operation of the Leased Property and related financial and other information regarding the operator and/or lessee of the Leased Property and the Leased Property itself; (iii) the procurement of insurance policies with respect to the Leased Property; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to the Project and the operation of the business thereof. For so long as any Facility Mortgages encumber the Leased Property or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the Leased Property in compliance with the terms and conditions of this Lease for the benefit of Landlord so that Landlord is in compliance with such representations, warranties and covenants as the same apply to the Leased Property and to timely perform all of the obligations of Tenant under this Lease relating thereto. To the extent that any of duties and obligations of Landlord under such Facility Mortgage are beyond Tenant’s obligations under this Lease or may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord, at Landlord’s expense, in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, notwithstanding the foregoing, (A) this Section 31.3(a) shall not be deemed to, and shall not, impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Tenant’s rights or remedies under this Lease in any material respect and (B) in the event of a conflict between the obligations, duties, rights and/or remedies of Tenant hereunder or under the Facility Mortgage Documents, this Lease shall govern. For purposes of the foregoing, any proposed implementation of new financial covenants shall be deemed to diminish Tenant’s rights under this Lease in a material respect (it being understood that Landlord may agree to such financial covenants in any Facility Mortgage Documents and such financial covenants will not impose obligations on Tenant). If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 31.3(a), Landlord shall provide copies thereof that contain such obligations to Tenant for informational purposes upon Tenant’s written request.

(b)        Without  limiting  or  expanding  Tenant’s  obligations  pursuant  to Section  31.3(a), during the Term of this Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Project that are required by any Facility Mortgage Documents or by Facility Mortgagee, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of the Leased Property, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Facility Mortgage Reserve Account”); provided, however, this Section 31.3(b) shall not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect, (iii) diminish Tenant’s rights or remedies under this Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Lease in respect of reserve or similar accounts under the circumstances required under this Lease; and provided, further, that if Landlord defaults under such Facility Mortgage and such amounts funded into a Facility Mortgage Reserve Account are applied by the Facility Mortgagee for purposes other than their intended purposes for such operating expenses, such amounts shall be credited on a dollar for dollar basis against Rents next coming due. During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder (and the related Facility Mortgage Documents), have access to and the right to apply or use (including for reimbursement) to the same extent as Landlord all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith. Landlord hereby acknowledges that funds deposited by Tenant in any Facility Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Lease, (y) the maturity or earlier prepayment of the applicable Facility Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Facility Mortgagee or secured under a Facility Mortgage as a result of the exercise of remedies under the applicable Facility Mortgage or Facility Mortgage Documents; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Lease that may have resulted in the loss of any impound funds held by a Facility Mortgagee.

ARTICLE XXXII

32.1        Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property; provided, however, that Hazardous Substances may be located, brought, kept, stored, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those located, brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the Leased Property or to the extent in existence at the Leased Property and which are located, brought, kept, stored, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2        Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any written notice, or notification from any governmental or quasi-governmental authority or other Person with respect to (i) any violation of any Legal Requirement relating to the presence or release of Hazardous Substances located in, on, or under the Leased Property; (ii) any material enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant with respect to the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal state or local environmental agency arising out of or in connection with any Hazardous Substances in, on, under or removed from the Leased Property, including any complaints, notices or assertions of violations in connection therewith.

32.3        Remediation. If Tenant becomes aware of a violation of any Environmental Law relating to the presence or release of any Hazardous Substance in, on or under the Leased Property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local governmental agency to repair, close, detoxify, decontaminate, clean, perform corrective action or otherwise remediate (“Remediate”) the Leased Property, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination, cleanup, corrective action or other remediation (“Remediation”) to the extent required pursuant to Environmental Law; provided that Remediation is required only to the extent as is required or necessary to attain compliance with minimum remedial standards applicable under Environmental Law, employing where applicable risk-based remedial standards and institutional or engineering controls, where such standards or controls would not unreasonably interfere with the operation and use of the Leased Property for purposes similar to the Primary Intended Use, provided, further, that Landlord shall have the right to review and approve in accordance with Section 11.1 any encumbrances to be placed upon the Leased Property in connection with any Remediation undertaken by Tenant. Tenant shall (i) promptly implement to completion all remedial actions required at the Leased Property under the Remedial Action Plans, (ii) upon completion of the remedial work, obtain and provide Landlord with copies of the comprehensive No Further Remediation (NFR) letters issued by the IEPA for each property, and (iii) maintain and comply with all engineered barrier requirements, institutional controls and groundwater use restrictions applicable to the Leased Property arising as the result of such work.

32.4        Indemnity by Tenant. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during (but not solely arising from facts and circumstances occurring after) the Term or such portion thereof during which the Leased Property is leased to Tenant, (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on, under or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances present or located in, on, under or about the Leased Property and (iii)  the violation of any Environmental Law. “Environmental Costs” include costs of Remediation (including costs of response, removal, containment and cleanup), investigation, design, engineering and construction, damages (including actual but excluding consequential damages or loss of value) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Article XXXII that is not cured within any applicable notice and cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a)           in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b)           in bringing the Leased Property into compliance with all Legal Requirements; and

(c)           in Remediating any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5        Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours, subject to the rights of subtenants and hotel guests at the Leased Property and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property and the Facility (upon not less than ten (10) days written notice to Tenant for invasive testing except in the case of emergency when no advance notice shall be required; provided, that Landlord shall provide notice to Tenant within a reasonable period thereafter) to conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect Hazardous Substances brought into the Leased Property; provided that, except in the case of emergency or during the occurrence and continuance of an Event of Default, Landlord shall use commercially reasonable efforts to cause any such testing, sampling and analyses to be performed in such a manner so as to reasonably minimize any interference with the operations and occupancy of the Leased Property and to reasonably minimize any disturbance to guests of Tenant. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. To the extent Tenant may be liable pursuant to this Article XXXII, Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease.

32.6        Survival. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Lease.

ARTICLE XXXIII

33.1        Memorandum of Lease. Landlord and Tenant shall enter into one or more short form memoranda of this Lease, in the form attached as Exhibit E hereto or otherwise in form suitable for recording in each county or other applicable location in which the Leased Property is located. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the Leased Property.

33.2       Tenant Financing. If, in connection with the granting of any Permitted Leasehold Mortgage or the entering into of a Debt Agreement or Subtenant Debt Agreement, Tenant shall reasonably request (A) reasonable cooperation from Landlord, Landlord shall provide the same at no unreimbursed cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable out-of-pocket attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Landlord hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Landlord’s monetary obligations under this Lease, (ii) adversely increase Landlord’s non-monetary obligations under this Lease in any material respect, (iii) diminish Landlord’s rights under this Lease in any material respect, (iv) adversely impact the value of the Leased Property or (v) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position.

ARTICLE XXXIV

34.1        Expert Valuation Process.

(a)          In the event that the opinion of an “Expert” is required under this Lease and Landlord and Tenant have not been able to reach agreement on such Person after at least ten (10) days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority, copying the other party, and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert and in the geographic area where the related Leased Property is located.

(b)          The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the American Arbitration Association (“AAA”) under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii)  the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from either Landlord or Tenant to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.

(c)          Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows:

In the case of an Expert required for any other purpose, including without limitation under Section 13.2 and Section 36.1 hereof, each of Landlord and Tenant shall have a period of ten (10) days to submit to the Expert its position as to the Maximum Foreseeable Loss, as to the replacement cost of the Leased Property as of the date of the expiration of this Lease and as to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Landlord and Tenant wishes the Expert to consider when determining such Maximum Foreseeable Loss, replacement cost of the Leased Property and the appropriate per annum yield for leases between owners and operators of Gaming Facilities (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted, which shall then be binding on the parties hereto. The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.

(d)          All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.

(e)           The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 34.1(c) of this Lease shall be borne by the party against whom the Expert rules on such issue. If Landlord pays such Expert or Appointing Authority and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert or Appointing Authority and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

35.1        Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address:

To Tenant:	c/o Bally’s Corporation
100 Westminster Street
Providence, RI 02903
Attention: Craig Eaton, EVP, General Counsel Retail and Bally's Corporate
Tel: 401-475-8414
Email: Craig@ballys.com

With a copy to:	Latham & Watkins LLP
(that shall not constitute notice)	12670 High Bluff Drive
San Diego, CA 92130
Attention: Sony Ben-Moshe
Email: sony.ben-moshe@lw.com

To Landlord:	GLP Capital, L.P.
c/o Gaming and Leisure Properties, Inc.
845 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
Attention: Chief Executive Officer
Facsimile: (610) 401-2901

And with copy to	Goodwin Procter LLP
(which shall not constitute notice):	100 Northern Avenue
Boston, Massachusetts 02210
Attention: Erin M. Claywell
Facsimile: (617) 801-8796

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted.

ARTICLE XXXVI

36.1        Transfer of Operating Property and Operational Control of the Leased Property. Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Landlord either immediately prior to or in connection with the expiration or earlier termination of the Term, or of Tenant in connection with a termination of this Lease that occurs (i) either on the last date of the Initial Term or the last date of any Renewal Term, or (ii) in the event Landlord exercises its right to terminate this Lease or repossess the Leased Property in accordance with the terms of this Lease and, provided that, in each of the foregoing clauses (i) or (ii), Tenant complies with the provisions of Section 36.3, Tenant shall transfer (or cause to be transferred) upon the expiration of the Term, or as soon thereafter as Landlord shall request, (x) the business operations conducted by Tenant, Tenant’s Subsidiaries at the Leased Property (including, for the avoidance of doubt, all Operating Property relating to the Leased Property other than tradenames and trademarks, but including all customer lists and all other Leased Property specific information and assets) and (y) all Capital Improvements located on the Leased Property as of such expiration or earlier termination of this Lease (the items described in the foregoing clause (x) and clause (y), collectively, the “Transferred Items”) to a successor lessee or operator (or lessees or operators) of the Leased Property (collectively, the “Successor Tenant”) designated pursuant to Section 36.2 for consideration to be received by Tenant (or its Subsidiaries, as designated by Tenant) from the Successor Tenant in an amount equal to the fair market value of the Transferred Items (the “Gaming Assets FMV”) as negotiated and agreed by Tenant and the Successor Tenant; provided, however, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the Transferred Items to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Leased Property in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Leased Property prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). If Tenant and a potential Successor Tenant designated by Landlord cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Tenant’s transfer of the Transferred Items to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2.

36.2        Determination of Successor Tenant and Gaming Assets FMV. If not effected pursuant to Section 36.1, then the determination of the Gaming Assets FMV and the transfer of the Transferred Items to a Successor Tenant in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 36.2(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of twenty (20) years (the “Successor Tenant Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Leased Property at the Successor Tenant Rent and to bid for the Transferred Items (which will include a one (1) year transition license for tradenames and trademarks used at the Facility), and (iii) third, in accordance with the terms of Section 36.2(c), determining the highest price a Qualified Successor Tenant would agree to pay for the Transferred Items and setting such highest price as the Gaming Assets FMV in exchange for which Tenant shall be required to transfer the Transferred Items and Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) through the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term) or twenty (20) years, whichever is greater for a rent calculated pursuant to Section 36.2(a) hereof. Notwithstanding anything in the contrary in this Article XXXVI, the transfer of Operating Property will be conditioned upon the Successor Tenant obtaining the Gaming Licenses or the approval of the applicable regulatory agencies of the transfer of the Gaming Licenses and any other gaming assets to the Successor Tenant and/or the issuance of new gaming licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

(a)          Determining Successor Tenant Rent. Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that it will be assumed Landlord will be entitled to receive for a term of twenty (20) years and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease). If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:

(i)            for the period preceding the day immediately preceding the ninety-ninth (99th) anniversary of the Commencement Date, the annual Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Lease for such period (assuming the Lease will have not been terminated prior to its natural expiration); and

(ii)           for the period following the day immediately preceding the ninety-ninth (99th) anniversary of the Commencement Date, the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Lease.

(b)          Designating Potential Successor Tenants. Landlord will select one and Tenant will select three additional (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Leased Property for the Successor Tenant Rent, each of whom must meet the criteria established for a Discretionary Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of termination of the Lease on the day immediately preceding the ninety-ninth (99th) anniversary of the Commencement Date). Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.2(c) below.

(c)           Determining Gaming Assets FMV. Tenant will have a three (3) month period to negotiate an acceptable sales price for the Transferred Items with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b). If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for the Transferred Items among the four potential successor lessees, and Tenant will be required to transfer the Transferred Items to the highest bidder less any amount owed by Tenant to Landlord hereunder.

36.3        Operation Transfer. Upon designation of a Successor Tenant (pursuant to Section 36.1, as the case may be), Tenant shall (and shall cause its Subsidiaries to) reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant) to effectuate the transfer of the Transferred Items and operational control of the Leased Property to Successor Tenant in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Leased Property for its Primary Intended Use. Notwithstanding the expiration or earlier termination of the Term and anything to the contrary herein, unless Landlord consents to the contrary, until such time that Tenant transfers the Transferred Items and operational control of the Leased Property to a Successor Tenant in accordance with the provisions of this Article XXXVI, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Leased Property in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Leased Property prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). Notwithstanding anything contained herein to the contrary, the parties hereby acknowledge and agree that Tenant shall be entitled to receive an amount equal to the Gaming Asset FMV as a condition to the closing of the transfer of the Transferred Items to the Successor Tenant.

ARTICLE XXXVII

37.1       Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

38.1        Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

39.1        Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Tenant will not during the Term of this Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

40.1        REIT Protection. The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(a)          Anything contained in this Lease to the contrary notwithstanding, Tenant shall not, without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of GLP) in which Landlord or GLP owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner, in each case of clauses (i) through (iv), which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 40.1(a) shall likewise apply to any further subleasing by any subtenant.

(b)         Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(c)          Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of GLP’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease or (iv)   result in the imposition of any additional material obligation upon Tenant under any Legal Requirement.

(d)          Tenant acknowledges that Landlord’s direct or indirect parent intends to qualify as a “real estate investment trust” (within the meaning of Section 856(a) of the Code). Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Leased Property, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this Lease not qualifying as “rents from real property” within the meaning of Section 856(d) of the Code.

ARTICLE XLI

41.1        Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2        Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

41.3        Non-Recourse; Consequential Damages. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that (a) no constituent partner or shareholder in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant and (b) no shareholder that is an individual, officer or employee of Tenant shall ever be personally liable for any such judgment or for payment of any monetary obligation to Landlord. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall either party ever be liable to the other party for any indirect or consequential damages suffered by the claiming party from whatever cause.

41.4        Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5       Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

41.6     Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (II) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7     Reserved.

41.8     Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

41.9    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Lease and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

41.10   Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11   Time of Essence. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

41.12   Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable gaming authorities in connection with the administration of their regulatory jurisdiction over Tenant’s Parent, Tenant and its Subsidiaries, including the provision of such documents and other information as may be requested by such gaming authorities relating to Tenant or any of its Subsidiaries or to this Lease and which are within Landlord’s reasonable control to obtain and provide.

41.13   Gaming Regulations. (a) Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to: (i) the Gaming Regulations; and (ii) the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns acknowledges that (y) it is subject to being called forward by (1) the gaming authorities or (2) any governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (z) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facility, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite governmental authorities.

(a)         Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each gaming authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such gaming authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.

41.14   Certain Provisions of Illinois Law. Unless Tenant provides evidence of the insurance coverage required by this Lease within ten (10) business days written notice from Landlord (such request not to be made more than twice per calendar year), Landlord may purchase such required insurance coverage at Tenant’s expense for a period not exceeding one (1) year in each instance. Tenant may later cancel any insurance purchased by Landlord, but only after providing evidence that Tenant has obtained insurance as required by this Lease. If Landlord purchases this insurance, Tenant will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges Landlord may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to Tenant’s total outstanding balance or obligation and shall constitute Additional Rent. The costs of the insurance may be more than the cost of insurance Tenant may be able to obtain on its own.

[SIGNATURE PAGES INTENTIONALLY OMITTED]

 EXHIBIT B-1

LEGAL DESCRIPTION

Exhibit B-1-1

EXHIBIT B-2

DEVELOPMENT LAND

Exhibit B-2-1

EXHIBIT C

INTENTIONALLY DELETED

Exhibit C

EXHIBIT D

FORM OF GUARANTY OF LEASE

Exhibit D-1

 EXHIBIT E

FORM OF MEMORANDUM OF GROUND LEASE

Exhibit E-1

EXHIBIT F

FORM OF RECOGNITION, NON-DISTURBANCE AND ATTORNMENT

AGREEMENT

EXHIBIT G

FORM OF LANDLORD OWNER’S POLICY ENDORSEMENT

Exhibit G

SCHEDULE A

DISCLOSURE ITEMS

Schedule A

 SCHEDULE B

PROPERTY AGREEMENTS

Schedule B

 SCHEDULE C

PLANNED IMPROVEMENTS REQUIREMENTS

Schedule C

SCHEDULE 1.1

EXCLUSIONS FROM LEASED PROPERTY

Schedule 1.1

SCHEDULE 6.3

GUARANTORS